                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                     among

                       PRIMUS KNOWLEDGE SOLUTIONS, INC.,

                         SAN ANTONIO ACQUISITION, INC.,

                                      and

                          IMPARTO SOFTWARE COPORATION



                         Dated as of December 12, 1999
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                                    CONTENTS

ARTICLE I - THE MERGER...........................................................    1
     1.1     The Merger..........................................................    1
     1.2     The Closing.........................................................    1
     1.3     Effective Date and Time.............................................    2
     1.4     Articles of Incorporation of the Surviving
             Corporation.........................................................    2
     1.5     Bylaws of the Surviving Corporation.................................    2
     1.6     Directors and Officers..............................................    2
     1.7     Conversion of Shares................................................    3
             1.7.1    Merger Consideration.......................................    3
             1.7.2    Exchange of Certificates...................................    6
             1.7.3    No Fractional Shares.......................................    7
             1.7.4    No Further Transfers.......................................    7
     1.8     Shareholder Matters.................................................    8
     1.9     Dissenters' Rights..................................................    8

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................    8
     2.1     Organization........................................................    9
     2.2     Enforceability......................................................    9
     2.3     Capitalization......................................................    9
     2.4     Subsidiaries and Affiliates.........................................   11
     2.5     No Approvals; No Conflicts..........................................   11
     2.6     Financial Statements................................................   12
     2.7     Absence of Certain Changes or Events................................   12
     2.8     Taxes...............................................................   15
     2.9     Property............................................................   17
     2.10    Contracts...........................................................   19
             2.10.1   Material Contracts.........................................   19
             2.10.2   Required Consents..........................................   21
     2.11   Customers and Suppliers..............................................   21
     2.12   Orders; Commitments; Warranties and Returns..........................   21
     2.13   Claims and Legal Proceedings.........................................   21
     2.14   Labor and Employment Matters.........................................   22
     2.15   Employee Benefit Plans...............................................   22
            2.15.1    Employee Benefit Plan Listing..............................   22
            2.15.2    Documents Provided.........................................   23
            2.15.3    Compliance.................................................   23
            2.15.4    Contributions and Premium Payments.........................   24
            2.15.5    Related Employers..........................................   25
            2.15.6    Multiemployer and Title IV Plans...........................   25
            2.15.7    Post-Termination Welfare Benefits..........................   25
            2.15.8    Suits, Claims and Investigations...........................   25
            2.15.9    Payments Resulting From Transactions.......................   25
     2.16   Personnel............................................................   26

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
     2.17   Intellectual Property................................................   26
            2.17.1    General....................................................   26
            2.17.2    Company Technology.........................................   26
            2.17.3    Third Party Technology.....................................   27
            2.17.4    Trademarks.................................................   27
            2.17.5    Intellectual Property Rights...............................   28
            2.17.6    Maintenance of Rights......................................   28
            2.17.7    Third Party Claims.........................................   28
            2.17.8    Infringement by the Company................................   29
            2.17.9    Confidentiality............................................   29
            2.17.10   Domain Names...............................................   29
            2.17.11   Year 2000..................................................   30
            2.17.12   Indemnification............................................   30
            2.17.13   Restrictions on Intellectual Property......................   30
     2.18   Accounts Receivable..................................................   30
     2.19   Inventory............................................................   31
     2.20   Corporate Books and Records..........................................   31
     2.21   Permits..............................................................   31
     2.22   Compliance With Laws.................................................   31
     2.23   Insurance............................................................   32
     2.24   Brokers or Finders...................................................   32
     2.25   Absence of Questionable Payments.....................................   32
     2.26   Bank Accounts........................................................   33
     2.27   Insider Interests....................................................   33
     2.28   Compliance With Environmental Laws...................................   33
     2.29   Information Supplied by the Company..................................   34
     2.30   Full Disclosure......................................................   34
     2.31   Operating Data.......................................................   34
     2.32   Pooling Matters......................................................   35

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB............   35
     3.1    Organization.........................................................   35
     3.2    Enforceability.......................................................   36
     3.3    Securities...........................................................   36
     3.4    No Approvals or Notices Required; No Conflicts With Instruments......   36
     3.5    Capitalization.......................................................   37
     3.6    Full Disclosure......................................................   37
     3.7    Brokers or Finders...................................................   38
     3.8    Claims and Legal Proceedings.........................................   38
     3.9    Compliance with Laws.................................................   38
     3.10   No Material Adverse Event............................................   38

ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND THE PURCHASER.....   39
     4.1    Accuracy of Representations and Warranties...........................   39
     4.2    Performance of Agreements............................................   39

                                      -ii-
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
     4.3    Opinion of Company Counsel...........................................   39
     4.4    Compliance Certificate...............................................   39
     4.5    Material Adverse Change..............................................   39
     4.6    Approvals and Consents...............................................   40
     4.7    Proceedings and Documents; Secretary's Certificate...................   40
     4.8    Nonforeign Affidavit.................................................   40
     4.9    Compliance With Laws.................................................   40
     4.10   Legal Proceedings....................................................   40
     [4.11  Intentionally deleted]...............................................   40
     4.12   Affiliate Letters....................................................   40
     4.13   Termination of Certain Agreements....................................   41
     4.14   Employee Agreements..................................................   41
     4.15   Shareholder Representation Letters...................................   41
     4.16   Pooling of Interests.................................................   41
     4.17   Securities Law Exemption.............................................   41
     4.18   Shareholder Approval; Dissenters' Rights.............................   41
     4.19   Company Shareholder Approval.........................................   42

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY...................   42
     5.1    Accuracy of Representations and Warranties...........................   42
     5.2    Performance of Agreements............................................   42
     5.3    Opinion of Parent Counsel............................................   42
     5.4    Compliance Certificate...............................................   42
     5.5    Legal Proceedings....................................................   42
     5.6    Proceedings and Documents; Secretary's Certificate...................   43
     5.7    Material Adverse Change..............................................   43
     5.8    Approvals and Consents...............................................   43
     5.9    Compliance With Laws.................................................   43
     5.10   Amendment of Registration Rights Agreement...........................   43

ARTICLE VI - COVENANTS...........................................................   43
     6.1    Conduct of Business by the Company Pending the Merger...............    43
     6.2    Access to Information; Confidentiality...............................   45
     6.3    No Alternative Transactions..........................................   46
     6.4    Notification of Certain Matters......................................   46
     6.5    Further Action.......................................................   47
     6.6    Nasdaq Listing.......................................................   47
     6.7    Publicity............................................................   47
     6.8    Form S-8.............................................................   48
     6.9    Registration Rights..................................................   48
     6.10   Company Shareholders Meeting; Affiliate and Voting Agreements........   48
     6.11   Proxy and Information Statement......................................   49
     6.12   Exculpation for Director Liability...................................   49

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER..................................   49
     7.1    Termination..........................................................   49
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
     7.2    Effect of Termination................................................   50
     7.3    Amendment............................................................   50
     7.4    Waiver...............................................................   50
     7.5    Company Termination Fee..............................................   51
     7.6    Parent Termination Fee...............................................   51

ARTICLE VIII - SURVIVAL AND INDEMNIFICATION......................................   51
     8.1    Survival.............................................................   51
     8.2    Indemnification By Shareholders......................................   51
     8.3    Indemnification By Parent or the Surviving Corporation...............   52
     8.4    Deductible and Limitations...........................................   52
     8.5    Procedure for Indemnification........................................   53
     8.6    Remedies; Specific Performance.......................................   56
     8.7    Shareholder Representative...........................................   56
     8.8    No Circular Recovery.................................................   57

ARTICLE IX - GENERAL.............................................................   57
     9.1    Tax Matters..........................................................   57
     9.2    Expenses.............................................................   57
     9.3    Notices..............................................................   58
     9.4    Severability.........................................................   59
     9.5    Entire Agreement.....................................................   59
     9.6    Assignment...........................................................   59
     9.7    Parties in Interest..................................................   59
     9.8    Governing Law; Jurisdiction; Venue...................................   59
     9.9    Counterparts.........................................................   59
     9.10   Waiver of Jury Trial.................................................   60
     9.11   Schedule of Exceptions...............................................   60
     9.12   Knowledge............................................................   60
     9.13   Third Party Beneficiaries............................................   60

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EXHIBITS
     1.3(a)    -    Form of Articles of Merger
     1.3(b)    -    Form of Articles of Merger
     1.7.1(c)  -    Schedule of Conversion Ratios
     1.7.1(g)  -    Form of Escrow Agreement
     2         -    Schedule of Exceptions
     4.3       -    Form of Opinion of Company Counsel
     4.8       -    Form of Real Property Tax Affidavit
     4.12      -    Form of Affiliate Letter
     4.13      -    List of Agreements to be Terminated at Closing
     4.14(a)   -    List of Employees Entering Into Noncompetition Agreements
     4.14(b)   -    Form of Noncompetition Agreement
     4.15      -    Form of Shareholder Representation Letter
     5.3       -    Form of Opinion of Parent Counsel
     6.9       -    Form of Affiliate and Voting Agreement

                          AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of December 12, 1999, by and among Primus Knowledge Solutions, Inc., a Washington corporation ("Parent"), San Antonio Acquisition, Inc., a Washington corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Imparto Software Corporation., a California corporation (the "Company").

                                    RECITALS

     A. The Company, Parent and Merger Sub believe it advisable and in their respective best interests to effect a merger of the Company and Merger Sub on the terms and subject to the conditions set forth in this Agreement (the "Merger").

     B. The Board of Directors of the Company has approved this Agreement and the Merger as required by applicable law.

     C. The Boards of Directors of Parent and Merger Sub, and the sole shareholder of Merger Sub, have approved this Agreement and the Merger as required by applicable law.

     D. The parties intend that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and as a pooling of interests for accounting purposes.

                                   AGREEMENT

     In consideration of the terms hereof, the parties hereto agree as follows:

                             ARTICLE I - THE MERGER

1.1  The Merger

     Upon the terms and subject to the conditions hereof, (a) at the Effective Time (as defined in Section 1.3) the separate corporate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company (the Company as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation") and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the laws of the State of California and other applicable law.

1.2  The Closing

     The closing of the Merger (the "Closing") shall take place at the offices of Perkins Coie LLP, 1201 Third Avenue, 48th Floor, Seattle, Washington, as soon as practicable after the satisfaction or waiver of the conditions set forth in Articles IV and V below, or such other date, time and location as Parent and the Company shall agree (the "Closing Date").

1.3  Effective Date and Time

     On the Closing Date and subject to the terms and conditions hereof, the parties hereto shall cause the appropriate agreement of merger and related documents (collectively, the "Articles of Merger") complying with the applicable provisions of the Washington Business Corporation Act ("Washington Law") and the California Corporations Code ("California Law"), substantially in the forms attached hereto as Exhibit 1.3(a) and 1.3(b), and in such form as required by, and executed in duplicate in accordance with, Washington Law and California Law, to be delivered for filing with the Secretary of State of the State of Washington (the "Washington Secretary of State") and the Secretary of State of the State of California (the "California Secretary of State"). The Merger shall become effective on the date (the "Effective Date") and at the time (the "Effective Time") of filing of the Articles of Merger with the Washington Secretary of State or the California Secretary of State, whichever is later or at such other time as may be specified in the Articles of Merger as filed. If the Washington Secretary of State or the California Secretary of State, requires any changes in the Articles of Merger as a condition to filing or to issuing its certificate to the effect that the Merger is effective, Parent, Merger Sub and the Company will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

1.4  Articles of Incorporation of the Surviving Corporation

     At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to conform to the substantive portions of the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that Article I thereof shall be amended to read as follows: "The name of this corporation is Imparto Software Corporation." Thereafter, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by law.

1.5  Bylaws of the Surviving Corporation

     At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation. Thereafter, the Bylaws of the Surviving Corporation may be amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by law.

1.6  Directors and Officers

     At the Effective Time, the directors of Merger Sub shall become the directors of the Surviving Corporation, and the officers of the Company and Merger Sub shall all become the officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.7  Conversion of Shares

     1.7.1  Merger Consideration

     As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) All shares of any class of capital stock of the Company held by the Company as treasury shares or otherwise shall be canceled.

          (b) Each issued and outstanding share of capital stock of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.

          (c) Each issued and outstanding share of capital stock of the Company shall be converted into that portion of the Net Merger Consideration (as defined below) to which the holder is entitled pursuant to the provisions of the charter documents of the Company. The holders, if any, of outstanding shares of preferred stock of the Company ("Company Preferred Stock") shall be entitled to receive in such conversion such preferential portion of the Net Merger Consideration as may be determined in accordance with the provisions of the charter documents of the Company. The holders of the outstanding shares of common stock of the Company ("Company Common Stock") shall be entitled to receive in such conversion such residual portion of the Net Merger Consideration as may be determined in accordance with the provisions of the charter documents of the Company. The conversion ratio as determined in accordance with the provisions of the Company's charter documents for each outstanding series of Company Preferred Stock shall be referred to herein with reference to the respective series. The conversion ratio as determined in accordance with the provisions of the Company's charter documents for the Company Common Stock shall be referred to herein as the "Common Conversion Ratio." The Company shall calculate the various applicable conversion ratios applicable to the Company Preferred Stock and Company Common Stock based on a reasonably expected range of values for Parent Common Stock and shall attach a summary of such calculations as Exhibit 1.7.1(c).

          (d) Each outstanding option to purchase shares of Company Common Stock, whether or not vested or exercisable ("Company Option") shall be converted into an option to purchase that portion of the Option Merger Consideration (as defined below) to which the holder is entitled pursuant to the provisions of the documents creating and representing such options and shall be assumed by Parent. Such Company Options shall after the Merger constitute an option to acquire, on the same vesting terms and on substantially the same other terms and conditions as were previously applicable, that number of whole shares of Parent Common Stock determined pursuant to the foregoing sentence at a price per share (rounded to the nearest $0.01) equal to the aggregate exercise price of the Company Option divided by the Common Conversion Ratio. Parent shall assume the obligations of the

Company under the Company's existing stock option plan and shall comply with the terms of such plan as they apply to the Company Options assumed as set forth above. Parent will treat such Company Options consistent with the Company's treatment thereof for federal income tax purposes.

          (e) Each warrant to purchase capital stock of the Company (the "Company Warrants") that is issued and outstanding as of the Effective Time shall be converted into a warrant to purchase that portion of the Option Merger Consideration to which the holder is entitled pursuant to the provisions of the documents creating and representing such warrants and shall be assumed by Parent. Such Company Warrants shall after the Merger constitute a warrant to acquire, on substantially the same terms and conditions as were applicable under such assumed Company Warrant, that number of whole shares of Parent Common Stock determined pursuant to the foregoing sentence at a price per share (rounded to the nearest ($0.01) equal to the exercise price of the Company Warrant divided by the applicable conversion ratio determined in accordance with the provisions of the Company's charter documents.

          (f) The total number of shares of common stock of Parent ("Parent Common Stock") issued or issuable pursuant to the Merger shall equal One Million (1,000,000) (the "Total Merger Consideration"), subject to adjustments for (i) any increase or decrease in the number of issued shares of Parent Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of such shares or similar transaction affecting such shares and (ii) any other increase or decrease in the number of issued shares of Parent Common Stock effected without receipt of consideration by Parent (other than conversion of any convertible securities of Parent) prior to the Effective Time. The Total Merger Consideration shall be allocated between that portion receivable in the Merger by the holders of Company Preferred Stock and Company Common Stock (the "Net Merger Consideration") and that portion issuable to the holders of the Company Options and Company Warrants upon the respective exercise or conversion thereof (the "Option Merger Consideration"). Solely for purposes of calculating such allocation, the Company Options and Warrants shall be deemed to constitute outstanding shares of the respective Company Common Stock or Company Preferred Stock into which they are exercisable or convertible.

          (g) Notwithstanding the foregoing:

          (i) As collateral security for the indemnification obligations of the shareholders of the Company pursuant to Article VIII, the shareholders of the Company, by approving the Merger at a special meeting of shareholders or by written consent, shall be deemed to have pledged, transferred and assigned to Parent, and Parent shall withhold from the Net Merger Consideration otherwise issuable under this Agreement, a number shares of Parent Common Stock equal to 10% of the total number of shares of Parent Common Stock otherwise issuable as Net Merger Consideration pursuant to this Section 1.7.1 (the "Holdback Shares") and shall deliver the Holdback Shares to ChaseMellon Shareholder Services, LLC, as escrow agent (the "Escrow Agent") to be held in escrow pursuant to an escrow agreement substantially in the form of Exhibit 1.7.1(g). Such pledge and holdback is for the benefit of Parent for purposes of facilitating satisfaction of any indemnification claims that may be made by Parent under Article VIII below, and each shareholder shall be deemed to have granted a security interest in such shareholder's pro rata share of the Holdback Shares, and the certificates and instruments, if any, representing or evidencing such Holdback Shares. In lieu of any fractional shares of Parent Common Stock, each shareholder's pro rata share of the Holdback Shares shall be rounded up to the nearest whole number. Such Holdback Shares shall be free of any other escrow or pledge obligation. Such pledge includes all securities hereafter delivered to such shareholder with respect to or in substitution for such shareholder's Holdback Shares held in escrow, all certificates and instruments representing or evidencing such securities, and all nontaxable noncash dividends and other property at any time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shareholder's Holdback Shares. In the event such shareholder receives any such property, such shareholder shall hold such property in trust for Parent and shall immediately deliver such property to the Escrow Agent to be held as Holdback Shares. Notwithstanding anything herein to the contrary, the shareholders of the Company shall be entitled to promptly receive any distribution on the Holdback Shares which constitutes a "dividend" within the meaning of Section 316 of the Code.

          (ii) Each certificate, if any, evidencing a shareholder's pro rata share of the Holdback Shares issued in his, her or its name in the Merger shall be delivered to the Escrow Agent directly by Parent's transfer agent, such certificate bearing no restrictive or cautionary legend other than those imprinted by the transfer agent at Parent's request or as set forth herein. Each shareholder shall, at the Closing, deliver to the Escrow Agent, for each such certificate, a stock power duly signed in blank by him, her or it for purposes of allowing Parent to exercise its rights under this Section 1.7.1(g) and Article VIII.

          (iii) The shareholders of the Company shall be treated as the owners of the Holdback Shares for income tax purposes and shall be the holders of record thereof and entitled to exercise any voting powers incident to such Holdback Shares until such time, if any, as such Holdback Shares, or any portion thereof, are forfeited to Parent to satisfy any indemnification obligations pursuant to Article VIII. In addition, upon the release of any Holdback Shares pursuant to the terms hereof, the shareholder that is the record owner thereof shall be entitled to any cash or other proceeds from such Holdback Shares (including any dividends or other property paid with respect to such Holdback Shares not previously distributed to such shareholders).

          (iv) The Holdback Shares shall be available to satisfy any indemnification obligations of the shareholders pursuant to Article VIII hereof. Promptly following the end of the Survival Period (as defined in Section 8.1), the Escrow Agent shall return or cause to be returned to the former shareholders of the Company the Holdback Shares, less (A) any Holdback Shares previously forfeited to Parent to satisfy any indemnification obligations pursuant to
Article VIII and (B) an additional number of Holdback Shares reasonably sufficient to satisfy any pending Claims for indemnification made by any

Indemnified Party (as such terms are defined in Article VIII). Any remaining Holdback Shares shall be released promptly following final resolution of, and full payment in connection with, any indemnification obligations referred to above.

          (v) Any Holdback Shares forfeited to Parent in order to satisfy indemnification claims under Article VIII shall be deemed to reduce the Net Merger Consideration otherwise due to the shareholders under this Section 1.7.1, and no shareholder shall have any right to such forfeited Holdback Shares by virtue of the Merger.

          (vi) Stop transfer instructions will be given to Parent's transfer agent with respect to those certificates evidencing the Holdback Shares and certificates evidencing the Holdback Shares will contain a legend stating in substance:

       These shares have been pledged as collateral pursuant to that certain Agreement and Plan of Merger dated December 12, 1999 by and among Parent, San Antonio Acquisition, Inc., and Imparto Software Corporation. Prior to the expiration of the pledge as set forth in such agreement, these shares may not be offered, sold, exchanged, transferred or otherwise disposed of.

Parent will terminate such stop transfer instruction and authorize its transfer agent to remove such restrictive legend and release with respect to any certificates representing Holdback Shares that are returned by the Escrow Agent pursuant to Section 1.7.1(g)(iv).

     1.7.2  Exchange of Certificates

     As soon as practicable after the Effective Date, Parent shall make available, and each shareholder of the Company immediately prior to the Effective Time will be entitled to receive, upon surrender to Parent of one or more certificates representing Company Common Stock or Company Preferred Stock for cancellation, certificates representing the number of shares of Parent Common Stock that such shareholder is entitled to receive pursuant to Section
1.7.1 hereof; provided, however, that the certificates representing the Holdback Shares shall be delivered to the Escrow Agent in accordance with this Agreement. The shares of Parent Common Stock that each such shareholder shall be entitled to receive pursuant to the Merger shall be deemed to have been issued at the Effective Time. No interest shall accrue on the Total Merger Consideration. If the Total Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate or certificates representing shares of Company Common Stock or Company Preferred Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to Parent any transfer or other taxes required by reason of the payment of the Total Merger Consideration (or any portion thereof) to a person other than the registered holder of the certificate or certificates so surrendered, or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither Parent nor any other party hereto shall be liable to a holder of shares of Company Common Stock or Company Preferred Stock for any portion of the Total Merger

Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws. In the event that any certificates representing shares of Company Common Stock or Company Preferred Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the shareholder claiming such certificate to be lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock that such shareholder is entitled to receive pursuant to Section 1.7.1; provided, however, that Parent may in its discretion and as a condition precedent to the issuance thereof, require such shareholder to provide Parent with an indemnity agreement against any claim that may be made against Parent with respect to the certificate alleged to have been lost, stolen or destroyed.

     1.7.3  No Fractional Shares

     (a) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger, and no dividend, stock split or other distribution with respect to Parent Common Stock shall relate to any such fractional interest, and any such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu thereof, Parent shall pay to the holder of shares of Company Common Stock or Company Preferred Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock, as soon as practicable after the Effective Date (and in the same timely manner required for delivery of certificates of Parent Common Stock provided in Section 1.7.2), an amount in cash equal to such fraction multiplied by the Closing Average (as defined below).

     (b) Subject to the provisions of clause (ii) below with respect to certain of the Company Options, the number of shares of Parent Common Stock issuable upon exercise of any Company Option or Company Warrant shall not include any fractional shares. Instead, (i) promptly following the Closing Date, Parent shall pay to the holder of such Company Option or Company Warrant, cash equal to such fraction multiplied by the Closing Average, or (ii) in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such Option shall be determined in order to comply with Section 424 of the Code.

     (c) For purposes of this Agreement, the value of a fractional share of Parent Common Stock (the "Closing Average") shall be average of the high and low selling price of Parent Common Stock as reported on the Nasdaq National Market on the Closing Date.

     1.7.4  No Further Transfers

     After the Effective Time, there shall be no transfers of any shares of Company Common Stock or Company Preferred Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Common Stock or Company Preferred Stock are presented to the Surviving Corporation, they shall be forwarded to Parent and shall be canceled and exchanged in accordance with this Section 1.7.

1.8  Shareholder Matters

     The approval by a shareholder of the Company of this Agreement and the transactions contemplated hereby (whether by written consent or by vote) shall constitute the agreement by such shareholder who so approves: (a) to enter into and be bound by the Shareholder Representation Letter (as defined in Section
4.15 below and in the form attached hereto as Exhibit 4.15); (b) to appoint the Shareholder Representative (as defined in Section 8.6 below) to act on such shareholder's behalf as set forth herein; and (c) to waive any and all rights of appraisal or dissent that may be available to such shareholder under California Law with respect to the Merger.

1.9  Dissenters' Rights

     Holders of shares of Company Common Stock or Company Preferred Stock who have complied with all the requirements for perfecting appraisal rights for such shares as required under California Law ("Dissenting Shareholders") shall not be entitled to any Merger Consideration under this Agreement with respect to such shares notwithstanding the foregoing provisions of this Article I, and in lieu thereof shall be entitled to receive from the Surviving Corporation whatever is determined to be due to them under California Law with respect to such shares (the "Dissenting Shares"); provided, however, that Dissenting Shares outstanding at the Effective Time and held by a Dissenting Shareholder who shall after the Effective Time withdraw such Dissenting Shareholder's demand for appraisal or lose such Dissenting Shareholder's right of appraisal as provided by California Law shall be deemed to be converted as of the Effective Time into the right to receive the consideration that would otherwise have been payable in respect thereof under, and on the terms and conditions set forth in, this Agreement if no dissent had been made. Promptly after execution and delivery of this Agreement, the Company shall take such actions as are necessary to comply with the requirements of Section 1301 of California Law . Prior to the Effective Time, the Company will not settle any demand with respect to any Dissenting Shares without the consent of Parent. The Company shall give notice to Parent promptly after it is notified that any shareholder of the Company has elected or attempted to exercise appraisal rights. Nothing in this Agreement is intended or shall be construed as an agreement or admission that any statutory appraisal rights are or may be available with respect to the transactions contemplated hereby.

           ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as is otherwise specifically set forth with appropriate cross-references in the Schedule of Exceptions attached hereto as Exhibit 2 (the "Schedule of Exceptions"), and in order to induce Parent and Merger Sub to enter into and perform this Agreement and the other agreements and certificates that are required to be executed pursuant to this Agreement (collectively, the "Operative Documents"), the Company represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing as follows in this
Article II.

2.1  Organization

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as currently proposed to be conducted, and to enter into and perform its obligations under this Agreement and the other Operative Documents to which the Company is a party, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the Company's properties occupied, owned or held under lease or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" shall mean any material adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or other) or prospects, identified in materials provided to Parent by the Company, of the Company and its subsidiaries taken as a whole; provided, however, that a Company Material Adverse Effect shall not include any change in general economic conditions or changes that affect the Company's industry generally.

2.2  Enforceability

     The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Operative Documents to which it is a party and each of the certificates, instruments and documents executed or delivered by it pursuant to the terms of this Agreement. All corporate action on the part of the Company and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents to which the Company is a party, the consummation of the Merger, and the performance of all the Company's obligations under this Agreement and the other Operative Documents to which the Company is a party has been taken or will be taken as of or prior to the Effective Time. All such corporate action by the Board of Directors has been taken. This Agreement has been, and each of the other Operative Documents to which the Company is a party at the Closing will have been, duly executed and delivered by the Company, and this Agreement is, and each of the other Operative Documents to which the Company is a party will be at the Closing, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.3  Capitalization

     (a) The authorized capital stock of the Company consists of 14,900,000 shares of Company Common Stock and 9,300,000 shares of Company Preferred Stock designated as 200,000 shares of Series A Preferred Stock ("Series A Stock"), 250,000 shares of Series B

Preferred Stock ("Series B Stock"), 3,500,000 shares of Series C Preferred Stock ("Series C Stock") and 5,350,000 shares of Series D Preferred Stock ("Series D Stock").

     (b) As of the date hereof, the issued and outstanding capital stock of the Company consists solely of 2,198,685 shares of Company Common Stock, 200,000 shares of Series A Stock, 230,000 shares of Series B Stock, 3,361,000 shares of Series C Stock and 3,891,075 shares of Series D Stock. The issued and outstanding shares, respectively, of Company Common Stock and of each series of Company Preferred Stock are held of record and, to the knowledge of the Company, beneficially by the shareholders of the Company as set forth in Section 2.3(b) of the Schedule of Exceptions. Such issued and outstanding shares are duly authorized and validly issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. To the knowledge of the Company, no Person (as defined in Section 2.5) other than the shareholders of the Company holds any interest in any of the outstanding shares. True and correct copies of the stock records of the Company, showing all issuances and transfers of shares of capital stock of the Company since inception, have been provided to Parent or its counsel.

     (c) As of the date hereof, other than (i) Company Options to purchase up to 1,129,566 shares of Company Common Stock that have been granted under the Company's 1996 Stock Option Plan (the "Company Option Plan") and (ii) Company Warrants to purchase up to 20,000 shares of Series B Stock and 10,000 shares of Series C Stock, there are no outstanding rights of first refusal or offer, preemptive rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company or any shareholder of any shares of Company Common Stock, Company Preferred Stock or any securities convertible into or exchangeable for shares of Company Common Stock or Company Preferred Stock. Set forth in Section 2.3(c) of the Schedule of Exceptions is a schedule accurately reflecting the shares of Company Common Stock and Company Preferred Stock (by series) issuable upon exercise or conversion of the outstanding Company Options and Company Warrants, the grant or issue dates, vesting schedules and exercise or conversion prices thereof and, in each case, the identities of the holders and an indication of their relationships to the Company (if any exist other than a security holder). All Company Options and Company Warrants have been granted with exercise prices equal to the fair market value per share of Company Common Stock or Company Preferred Stock (as applicable) on the date of grant, as determined by the Company's Board of Directors. The Company has delivered to Parent or its counsel true and correct copies of the Company Option Plan, the form of stock option agreements relating to the Company Options granted thereunder and all Company Warrant certificates.

     (d) Except as disclosed in Section 2.3(d) of the Schedule of Exceptions, the Company is not a party to any agreement or understanding and, to the knowledge of the Company, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. Except as disclosed in Section 2.3(d) of the Schedule of Exceptions, no shareholder of the Company or to the Company's knowledge any affiliate thereof is indebted to the Company, and the Company is not indebted to any shareholder of the Company or to the Company's knowledge any affiliate thereof. Except as described in Section 2.3(d) of the Schedule of Exceptions, the Company is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued. All agreements or arrangements providing for rights of refusal and co-sale rights and other rights relating to transfer of stock granted by the Company with respect to the Company Common Stock, Company Preferred Stock, Company Options or Company Warrants are listed in Section 2.3(d) of the Schedule of Exceptions.

2.4  Subsidiaries and Affiliates

     Except as disclosed in Section 2.4 of the Schedule of Exceptions, the Company does not own or control, and has not in the past owned or controlled, directly or indirectly, any corporation, partnership, limited liability company or other business entity. The Company does not own, directly or indirectly, any ownership, equity, or voting interest in, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

2.5  No Approvals; No Conflicts

     The execution, delivery and performance by the Company of this Agreement and the other Operative Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, the effectiveness of the Merger will not, except as set forth in Section 2.5 of the Schedule of Exceptions, (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any statute, regulation, rule or other provision of law or any judgment, decree, order or other requirement of any court or other governmental authority applicable to the Company, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "Person"), except for (i) compliance with applicable securities laws and (ii) the filing of all documents necessary to consummate the Merger with the Washington Secretary of State and the California Secretary of State, (c) constitute a breach of or conflict with or result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any Material Contract, (d) result in the creation of any Encumbrance (as defined in Section 2.9(d)) upon any material assets of the Company or, to the knowledge of the Company, upon any outstanding shares or other securities of the Company,
(e) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of the Company, or the Company Option Plan, or (f) invalidate or adversely affect any permit, license or authorization currently material to the conduct of the business of the Company.

2.6  Financial Statements

     The Company has delivered to Parent (a) audited balance sheets, statements of income and expense for the fiscal year ended December 31, 1998 (the "Year End Financials"), and (b) unaudited balance sheets, and unaudited statements of income and expense, statements of cash flow and statements of shareholders' equity of the Company as of and for the ten-month period ended October 31, 1999 (the "Interim Financials"). The Year End Financials and the Interim Financials are collectively referred to as (the "Financial Statements"). The balance sheet of the Company as of October 31, 1999 is herein referred to as the "Company Balance Sheet." The Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States ("GAAP") on a basis consistent with prior accounting periods (except that the Interim Financials do not contain all footnotes and other presentation items that may be required by GAAP). The Financial Statements were prepared from the books and records of the Company and fairly present the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated, subject, in the case of Interim Financials, to normal year-end adjustments, which will not be material or significant. The Company has no liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet and that would be required under GAAP to be reflected or reserved in a balance sheet prepared in accordance with GAAP, except liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice that are not in excess of $40,000 in the aggregate or $20,000 individually. The Company maintains standard systems of accounting established and administered in accordance with GAAP. Except as set forth in Section 2.6 of the Schedule of Exceptions, the Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. Section 2.6 of the Schedule of Exceptions sets forth all promissory notes, loans, lines of credits or similar obligations pursuant to which the Company is an obligor, together with all the amounts owed by the Company under such obligations, and all liabilities under equipment leases of the Company as of October 31, 1999. Section 2.6 of the Schedule of Exceptions sets forth all indebtedness and other obligations of the shareholders relating to the Company, together with all the amounts owed by such shareholders in respect thereof, as of the Closing. The Company's practices with respect to recognizing software licensing revenue and capitalizing software development costs, as reflected in the Financial Statements, are reasonable, in accordance with industry standards and consistent with the advice of the Company's independent accountants.

2.7  Absence of Certain Changes or Events

     Except as set forth in Section 2.7 of the Schedule of Exceptions, since the date of the Company Balance Sheet, no event has occurred and no state of facts has developed or is continuing that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and neither the Company nor any of its officers or directors in their representative capacities, nor to the Company's knowledge any shareholder on behalf of the Company have:

          (a) received written notice, or to the Company's knowledge any other notice, that there has been, will be or may be a loss of, or contract cancellation by, any current customer, supplier or licensor of the Company, which loss or cancellation would result in lost annual revenues to the Company of at least $50,000, or formed a belief that there may be such a loss or cancellation;

          (b) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business and consistent with past practice;

          (c) forgiven or canceled any indebtedness for borrowed money or waived any claims or rights of material value (including, without limitation, any indebtedness owing to the Company by any shareholder, officer, director, employee or affiliate of the Company);

          (d) granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants;

          (e) borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any liabilities or obligations (absolute, accrued or contingent), or incurred any liabilities or obligations (absolute, accrued or contingent) except liabilities and obligations incurred in the ordinary course of business and consistent with past practice not to exceed $50,000 in the aggregate or $25,000 individually, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

          (f) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued or contingent) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

          (g) knowingly permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, institutional control, restriction or charge, except (i) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (ii) Encumbrances for current taxes not yet due and payable, (iii) landlord's liens for rental payments not yet due and payable, and (iv) mechanics', materialmen's, carriers' and other similar statutory liens securing indebtedness that is in the aggregate less than $25,000, was incurred in the ordinary course of business and is not yet due and payable;

          (h) written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs that are in the aggregate less than $25,000, incurred in the ordinary course of business and consistent with past practice;

          (i) sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible) with an aggregate net book value in excess of $25,000, except the sale of inventory in the ordinary course of business and consistent with past practice;

          (j) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright currently or reasonably expected to be material to the conduct of the business of the Company, or disposed of or disclosed to any Person other than representatives of Parent any trade secret, formula, process or know-how not theretofore a matter of public knowledge without obtaining an appropriate confidentiality agreement from such person;

          (k) made any single capital expenditure or commitment in excess of $25,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $50,000 for additions to property, plant, equipment or intangible capital assets;

          (l) made any change in any method of accounting or accounting practice or internal control procedure, except for any such change after the date hereof required by reason of a concurrent change in GAAP and consented to by Parent;

          (m) issued any capital stock, other securities or options or other rights to acquire capital stock or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of capital stock of the Company of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation or issuance of options in the ordinary course of business and consistent with past practice;

          (n) except for transactions that are not material in the aggregate, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of the Company's officers, directors or employees or to the Company's knowledge, any affiliate of the Company's officers or employees, except directors' fees and compensation paid to officers and employees at rates consistent with past practice, and except stock purchase agreements and stock option agreements with such individuals;

          (o) entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of the Company or any obligations or liabilities (absolute, accrued or contingent) of the Company, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any other Person;

          (p) received written notice, or to the Company's knowledge any other of notice of, or otherwise obtained knowledge of: (i) any claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened against the Company or any employee of the Company in his or her capacity as a representative of the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or by any other Person; (ii) any valid basis for any material claim, action, suit, arbitration, proceeding, investigation or the application of any fine or penalty adverse to the Company before or by any Person; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company or any officer, director or employee of the Company is a party that relate directly to the transactions contemplated herein or that have had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

          (q) entered into or agreed to any sale, assignment, transfer or license of any IP Rights or Technology (as defined in Section 2.17 below) or other intangible assets of the Company to a third party, except for non exclusive licenses granted to customers in the ordinary course of business (true and complete copies of which have been provided to Parent or its counsel), or any amendment or change to any existing license or other agreement relating to IP Right or Technology;

          (r) incurred, assumed or guaranteed any indebtedness for borrowed money other than in the ordinary and usual course of business, consistent with past practice, and in amounts and on terms consistent with past practice; or

          (s) agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

2.8  Taxes

     (a) (i) All Tax Returns (as defined below) required to be filed by or on behalf of the Company have been filed on a timely basis with the appropriate governmental authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were (at the time they were filed) true, correct and complete in all respects; (ii) all Taxes (as defined below) of the Company due and payable for periods ending on or prior to the Closing Date (whether or not reflected on any Tax Return) have been fully and timely paid; (iii) no waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax Returns covering the Company with respect to any Taxes payable by it; (iv) no taxing authority in a jurisdiction where the Company does not file Tax Returns has made a claim, assertion or threat to the Company that the Company is or may be subject to taxation by such jurisdiction; (v) the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws; and no amounts have been or would be required to be withheld with respect to the lapse of restrictions on capital stock of the Company to which Section 83(a) of the Code applies and for which an election by the holder pursuant to Section 83(b) has not been made; (vi) there are no liens with respect to Taxes on any of the Company's property or assets other than liens for current Taxes not yet payable; (vii) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company that could affect the liability for Taxes or the amount of taxable income of the Company for any period (or portion of a period) after the date hereof; and (viii) any adjustment of Taxes of the Company made by the IRS in any examination that is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

     (b) Neither the Company nor any other Person on behalf of the Company (i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company;
(ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has written notice, or to the knowledge of the Company any other notice, that a governmental authority has proposed any such adjustment or change in accounting method.

     (c) There is no outstanding dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company have knowledge based on contact or correspondence with any agent of such authority, nor to the knowledge of the Company is any such claim or dispute pending. Section 2.8 of the Schedule of Exceptions lists all Tax Returns filed with respect to the Company for taxable periods ended on or after the Company's inception or the inception of any predecessor that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Parent or its counsel correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company's inception.

     (d) The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances would obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign law).

     (e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (f) The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of a Tax Group (as defined below) filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law) and (ii) does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise.

     (g) The unpaid Taxes of the Company (i) did not, as of October 31, 1999, exceed the reserve for Tax liability set forth on the face (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the Company Balance Sheet and (ii) do not exceed by a material amount that reserve as adjusted for the passage of time and operations in the ordinary course of business through the Closing Date.

     (h) there has been no ownership change, as defined in Section 382(g) of the Code (or any comparable provision of state, local or foreign law), with respect to the Company during or after any taxable period in which the Company incurred a net operating loss.

     As used in this Agreement, the following terms shall have the following meanings:

     "Taxes" means all foreign, federal, state, county or local taxes, charges, fees, levies, imposts, duties and other assessments, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, Pension Benefit Guaranty Corporation premiums, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax; and "Tax" means any of the foregoing Taxes.

     "Tax Group" means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Company is now or was formerly a member.

     "Tax Returns" means any return, declaration, report, claim or refund, information return, statement or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.9  Property

     (a) Section 2.9(a) of the Schedule of Exceptions contains a complete and accurate list of all real property owned, leased or currently being used by the Company (the "Real Property"). The Company has delivered to Parent or its counsel true and complete copies of all written leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property and written summaries of the terms of any oral leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Company's use of the Real Property is subject.

     (b) Section 2.9(b) of the Schedule of Exceptions contains a complete and accurate list of each item of personal property having a current value in excess of $10,000 that is owned, leased, rented or used by the Company (the "Personal Property"); provided, however, that such list need not describe the Technology or the IP Rights (as defined in Sections 2.17.2 and 2.17.5, respectively) listed in Section 2.17 of the Schedule of Exceptions. The Company has delivered to Parent or its counsel true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Company's use of the Personal Property is subject.

     (c) The Real Property and the Personal Property include all the properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual current value of less than $10,000 and the Technology and IP Rights) reflected in the Company Balance Sheet (except for such properties or assets sold since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice) and all the properties and assets purchased by the Company since the date of the Company Balance Sheet (other than, in the case of the Personal Property, property rights with an individual value of less than $10,000 and the Technology and IP Rights). The Real Property and the Personal Property include all material property used in the business of the Company, other than the Technology and IP Rights. The Company's offices and other structures and its Personal Property are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and, to the Company's knowledge, comply in all material respects with applicable safety and other laws and regulations.

     (d) Except as set forth in Section 2.9(d) of the Schedule of Exceptions, the Company's leasehold interest in the Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances and other adverse claims or interests of any kind (each, an "Encumbrance"), except for (i) Encumbrances related to Taxes not yet due and payable, (ii) landlords' liens for rental payments not yet due and payable,
(iii) Encumbrances reflected in the Company Balance Sheet and (iv) Encumbrances created by the lessors thereof (each a "Permitted Encumbrance"). Each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the Company and to the Company's knowledge, against the other the parties thereto and against any other Person with an interest in such Real Property, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in material default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a material default thereunder by the Company or, to the Company's knowledge, by any other party. The Company has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

     (e) Except as set forth in Section 2.9(e) of the Schedule of Exceptions, the Personal Property is free and clear of all Encumbrances except (i) as reflected in the Financial Statements, (ii) Encumbrances created by the lessors thereof, and (iii) Encumbrances related to Taxes not yet due and payable by the Company, and, other than leased Personal Property that is so noted on the list supplied pursuant to Section 2.9(b), the Company owns such Personal Property. Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the Company and to the Company's knowledge, against the other parties thereto, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in material default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a material default by the Company or, to the Company's knowledge, any other party thereunder. The Company has not granted any lease, sublease, tenancy or license of any portion of the Personal Property, except in the ordinary course of business.

     (f) The Company's offices, manufacturing and production facilities and other structures and the Company's Personal Property are adequate for the uses to which they are being put and to the Company's knowledge there are no applicable adverse zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or, to the knowledge of the Company may prospectively prevent, or cause the imposition of material fines or penalties as the result of, the use of all or any portion of the Real Property for the conduct of the business as presently conducted. The Company has received all necessary approvals with regard to occupancy and maintenance of the Real Property, except where the failure to receive such approval would not cause a Company Material Adverse Effect.

2.10  Contracts

     2.10.1  Material Contracts

     Section 2.10.1 of the Schedule of Exceptions contains a list that is complete and accurate in all material respects (other than the IP Rights listed in Section 2.17 of the Schedule of Exceptions) of all contracts, agreements and understandings, oral or written, to which the Company is currently a party or by which the Company is currently bound that (x) provide for potential payments by or to the Company in excess of $10,000, (y) are otherwise material to the Company's business or (z) the loss of which could reasonably be expected to cause a Company Material Adverse Effect (collectively, "Material Contracts"), including, without limitation, acquisition agreements, strategic alliance agreements, stock purchase agreements, shareholders agreements, security agreements, license agreements, software development agreements, distribution agreements, joint venture agreements, reseller agreements, credit agreements, and instruments relating to the borrowing of money. All such Material Contracts set forth in Section 2.10.1 of the Schedule of Exceptions are valid, binding and enforceable in accordance with their terms against the Company and, to the Company's knowledge, each other party thereto, and are in full force and effect, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the

Company's knowledge, any other party thereto is in material default thereunder, nor to the Company's knowledge is there any event that with notice or lapse of time, or both, would constitute a material default by the Company or, to the Company's knowledge, any other party thereunder. True and complete copies of each such Material Contract (or written summaries of the terms of any such oral contract) have been delivered to Parent or its counsel by the Company. Except as set forth in Section 2.10.1 of the Schedule of Exceptions (which shall be considered Material Contracts), the Company has none of the following:

          (a) contracts with directors, officers, shareholders, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that cannot be canceled by the Company within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement with former employees of the Company;

          (b) employment agreements, whether express or implied, or any other agreements for services that contain severance or termination pay liabilities or obligations;

          (c) noncompetition agreements or other arrangements that would prevent the Company from carrying on its business anywhere in the world;

          (d) written notices, or to the Company's knowledge any other notices, that any party to a contract listed in Section 2.10.1 of the Schedule of Exceptions intends to cancel, terminate or refuse to renew such contract (if such contract is renewable);

          (e) material disputes with any of its suppliers, customers, distributors, OEM resellers, licensors or licensees;

          (f) product distribution agreements, development agreements or license agreements as licensor or licensee (except for standard nonexclusive software licenses granted to end-user customers in the ordinary course of business, the form of which has been provided to Parent or its counsel, or standard licenses purchased by the Company for off-the-shelf software);

          (g) joint venture contracts or arrangements or any other agreements that involve a sharing of profits with other persons; and

          (h) instruments evidencing indebtedness for borrowed money by way of a direct loan, sale of debt securities, purchase money obligation, conditional sale or guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Financial Statements.

     2.10.2  Required Consents

     The execution and delivery of this Agreement and the performance of the obligations of the Company hereunder will not constitute a default under any Material Contract and do not require the consent of any other party to any Material Contract, except for those consents listed in Section 2.10.2 of the Schedule of Exceptions, all of which will be obtained at or prior to the Closing.

2.11  Customers and Suppliers

      Section 2.11 of the Schedule of Exceptions sets forth: (a) a list that is complete and accurate in all material respects of the customers of the Company accounting for 5% or more of the Company's revenues during the fiscal year last ended and the ten-month period ended October 31, 1999, showing the approximate total revenues from each such customer during the fiscal year last ended and the ten-month period ended October 31, 1999, and (b) a list that is complete and accurate in all material respects of the suppliers of the Company from whom the Company has purchased 5% or more of the goods or services purchased by the Company in the fiscal year last ended and the ten-month period ended October 31, 1999. The Company has not received written notice, or to the Company's knowledge any other notice from its customers or suppliers that would cause it, in its reasonable judgment, to expect any material modification to its relationship with any customers or suppliers named in Section 2.11 of the Schedule of Exceptions.

2.12  Orders; Commitments; Warranties and Returns

      Section 2.12 of the Schedule of Exceptions sets forth the Company's warranties currently made with respect to its business, products and services, and current policies with respect to returns of products. The Company has experienced no actual or, to its knowledge, threatened claims against it for warranty costs exceeding $50,000 in the aggregate. As used above, the term "warranty cost" shall mean costs and expenses associated with correcting, returning or replacing defective or allegedly defective products or services, whether such costs and expenses arise out of claims sounding in warranty, contract, tort or otherwise.

2.13  Claims and Legal Proceedings

      There are no claims, actions, suits, arbitrations, investigations or proceedings pending or, to the Company's knowledge, threatened against or involving the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or by any other Person. To the Company's knowledge, there is no valid basis for any claim, action, suit, arbitration, proceeding or investigation before or by any Person, except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no material outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party. Section 2.13 of the Schedule of Exceptions sets forth a description of any material disputes that have been settled or resolved by litigation or arbitration since the Company's inception.

2.14  Labor and Employment Matters

      There are no material labor disputes, employee grievances or disciplinary actions pending or, to the Company's knowledge, threatened against or involving the Company or any of its present or former employees in connection with their employment at the Company. The Company has complied in all material respects with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours. The Company is not engaged in any unfair labor practice and has no material liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or, to the Company's knowledge, threatened against or materially affecting the Company, and the Company has not experienced any work stoppage since its inception. No collective bargaining agreement is binding on the Company. The Company has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. Each employee, officer and consultant of the Company has executed a nondisclosure and invention assignment agreement in the form provided to Parent or its counsel.
To the Company's knowledge, no employee or consultant of the Company is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party. Except as disclosed in Section 2.14 of the Schedule of Exceptions all employees of the Company are employed on an "at will" basis, and to the knowledge of the Company are eligible to work and are lawfully employed in the United States.

2.15  Employee Benefit Plans

      2.15.1  Employee Benefit Plan Listing

      Section 2.15.1 of the Schedule of Exceptions accurately lists all of the Company's retirement, pension, profit sharing, deferred compensation, savings, bonus, incentive, cafeteria, flexible benefits, medical, dental, vision, hospitalization, life insurance, group insurance, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, accident, sick pay, holiday, vacation, severance, stock purchase, stock option, stock appreciation rights, fringe benefit and other employee benefit plans, funds, policies, programs, contracts, arrangements and payroll practices (including, but not limited to, all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all employment, consulting and personal service contracts and agreements, whether formal or informal, whether written or unwritten, (a) sponsored, maintained or contributed to by the Company, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (c) with respect to which the Company has (or could have) any obligation or liability (such plans, funds, policies, programs, contracts, arrangements and payroll practices are hereinafter referred to collectively as "Employee

Benefit Plans" and each individually as an "Employee Benefit Plan"). The Company does not have any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten to create (or contribute to) any additional employee benefit plan, fund, policy, program, contract, arrangement or payroll practice, or to modify or amend any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement by the Company (written or oral) relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, would increase the expense of maintaining the Employee Benefit Plans above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. Also set forth in such Section 2.15.1 of the Schedule of Exceptions is the annual amount expected to be paid by the Company pursuant to each Employee Benefit Plan for the fiscal year last ended. The Company does not have any agreement, arrangement or commitment, whether formal or informal and whether legally binding or not, to create any additional Employee Benefit Plan. Except as set forth in Section
2.15.1 of the Schedule of Exceptions, the terms of each Employee Benefit Plan permit the Company to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty, except for benefits protected under Section 411(d) of the Code.

     2.15.2  Documents Provided

     The Company has delivered to Parent or its counsel true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, the following information: (a) copies of the last three annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (b) copies of the summary plan descriptions, summaries of material modifications and all material employee manuals or communications filed or distributed with respect to such Employee Benefit Plan during the last three years; (c) copies of all contracts (and any amendments thereto) relating to such Employee Benefit Plan, including, but not limited to, service provider agreements, administrative service agreements, insurance contracts, annuity contracts, investment management agreements and record-keeping agreements; (d) copies of all documents relating to any loans to the Employee Benefit Plan, including, but not limited to, any and all notes, security agreements and guarantees; (e) the most recent determination, opinion, notification or advisory letter issued by the IRS with respect to such Employee Benefit Plan and (f) notice of any material adverse change occurring with respect to the Employee Benefit Plan since the date of the most recently completed and filed annual report.

     2.15.3  Compliance

     With respect to each Employee Benefit Plan, (a) such Employee Benefit Plan is, and at all times since its inception has been, maintained, administered and operated in all material respects in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, and all requirements prescribed thereby, including, but not limited to, ERISA and the Code; (b) all amendments and actions required to bring such Employee Benefit Plan into conformity with the applicable provisions of ERISA, the Code and other applicable laws and regulations have been made or taken within the time prescribed by law, except to the extent that such amendments or actions are not required by law to be made or taken until after the Closing Date and are disclosed in Section 2.15.3 of the Schedule of Exceptions; (c) the Company, and, to the Company's knowledge, each fiduciary of such Employee Benefit Plan and, to the Company's knowledge, all other Persons have, at all times, properly performed all obligations, whether arising by operation of law or by contract, required to be performed by each of them in connection with such Employee Benefit Plan; (d) all returns, reports and other disclosures relating to such Employee Benefit Plan required to be filed with any governmental entity or agency or furnished to any participant or beneficiary have been properly completed or prepared and timely filed or furnished in accordance with applicable law; (e) neither the Company nor to the Company's knowledge any other fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; and (f) no event has occurred or is threatened or about to occur that constitutes or could constitute a nonexempt prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code. Each Employee Benefit Plan that constitutes a "group health plan," as defined in
Section 607(1) or 733(a)(1) of ERISA or Section 4980B(g)(2) of the Code, has been maintained, administered and operated at all times since its inception in compliance with (and the Company has never violated any of) the requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA, Section 4980B(f) of the Code, any regulations under such ERISA and Code sections and any other applicable federal, state, local or foreign law regarding the provision or continuation of health insurance coverage or other welfare benefits (within the meaning of Section 3(1) of ERISA). Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is, and at all times since its inception has been, so qualified, and its related trust or annuity contract is, and at all times since its inception has been, exempt from taxation under
Section 501(a) of the Code, and each such Employee Benefit Plan (and its related trust(s) and/or annuity contract(s)) is the subject of an unrevoked favorable determination letter from the IRS to that effect. Nothing has occurred since the most recent favorable determination letter issued with respect to each such Employee Benefit Plan, and no circumstances exist, or are reasonably expected by the Company to occur, that could cause the Company (or such Employee Benefit
Plan) to lose its ability to rely on such determination letter or could cause the IRS to revoke such determination letter. No event or omission has occurred, or is reasonably expected by the Company to occur (including, but not limited to, any of the transactions contemplated in or by this Agreement), with respect to any Employee Benefit Plan that has or could subject, directly or indirectly, the Company or any other Person to a tax under Chapter 43 of Subtitle D of the Code or a penalty under Part 5 of Subtitle B of Title I of ERISA.

     2.15.4  Contributions and Premium Payments

     All contributions, premiums and other payments due or required to be made to each Employee Benefit Plan under the terms of such Employee Benefit Plan, ERISA, the Code or other applicable law have been timely paid, or, if not yet due, have been properly recorded on the books of the Company.

     2.15.5  Related Employers

     The Company is not, and has never been, a member of (a) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (b) a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, (c) an affiliated service group, within the meaning of
Section 414(m) of the Code, or (d) any other group of Persons treated as a single employer under Section 414(o) of the Code.

     2.15.6  Multiemployer and Title IV Plans

     The Company does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code, any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code or any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

     2.15.7  Post-Termination Welfare Benefits

     Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) health, severance or any other welfare benefits (within the meaning of Section 3(1) of ERISA) with respect to any current or former officer, employee, agent, director or independent contractor of the Company or any other entity beyond such individual's retirement or other termination of service, other than continuation coverage mandated by Sections 601 through 608 of ERISA or Section 4980B(f) of the Code.

     2.15.8  Suits, Claims and Investigations

     There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Company's knowledge, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor to the Company's knowledge, is there a basis for any such action, suit or claim. To the Company's knowledge no Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the Department of Labor (the "DOL") or any other governmental entity or agency, and no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

     2.15.9  Payments Resulting From Transactions

     Except as disclosed in Section 2.15.9 of the Schedule of Exceptions, neither the execution and delivery of this Agreement or any of the other Operative Documents nor the consummation of the transactions contemplated in (or by) this Agreement or any of the other Operative Documents will (a) entitle any current or former officer, employee, agent, director or independent contractor of the Company to severance pay, unemployment compensation or any other payment from the Company or to the Company's knowledge any other Person, or otherwise increase the amount of compensation due to any such individual, or (b) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan.

2.16  Personnel

      Section 2.16 of the Schedule of Exceptions lists (a) the names and current compensation amounts of all directors and officers of the Company; (b) the wage rates for nonsalaried and nonofficer salaried employees of the Company by classification, and all union contracts (if any); (c) all group insurance programs in effect for employees of the Company; (d) the names and current compensation packages of all independent contractors and consultants of the Company; and (e) the family relationships, if any, among such personnel of which the Company has knowledge. The Company is not in default with respect to any of its obligations referred to in clause (b) above and, except as disclosed in
Section 2.16 of the Schedule of Exceptions, has no, and will not incur any, material obligation or liability for severance or back pay owed through or by virtue of the Merger.

2.17  Intellectual Property

      2.17.1  General

      The Company owns or is licensed and has all rights in and to the following as required to conduct its business as now conducted and as proposed to be conducted in any written materials furnished by the Company to Parent: (a) all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, software, "look and feel," development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, know-how, concepts and other technology that are now, or during the two years prior to the date of this Agreement have been, or currently are proposed to be, developed, produced, used, marketed or sold by the Company (collectively, the "Technology-Related Assets"); and (b) all intellectual property and other proprietary rights in the Technology-Related Assets, including, without limitation, all trade names, trademarks, domain names, service marks, logos, brand names and other identifiers, trade secrets, copyrights and domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith.

      2.17.2  Company Technology

      Section 2.17.2 of the Schedule of Exceptions sets forth a list of all products and tools developed, produced, used, marketed or sold by the Company during the two years prior to the date of this Agreement, together with all prior versions, predecessors or precursors to such products or tools (collectively, the "Products"). Except as set forth in Section 2.17.2 of the Schedule of Exceptions and except for the Third Party Technologies (as defined in

Section 2.17.3), the Company owns all right, title and interest in and to the following (collectively, the "Technology"), free and clear of all Encumbrances, other than Permitted Encumbrances: (a) the Products, together with any and all codes, techniques, software tools, formats, designs, user interfaces, content and "look and feel" related thereto; (b) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in clause (a) above; (c) any and all technology and work in progress related to the items set forth in clauses (a) and (b) above; and (d) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related to the items set forth in clauses (a), (b), and (c) above. The Technology, excluding the Third Party Technologies (as defined below), is sometimes referred to herein as the "Company Technology."

     2.17.3  Third Party Technology

     Section 2.17.3 of the Schedule of Exceptions sets forth a list of all Technology used in the Company's business for which the Company does not own all right, title and interest (collectively, the "Third Party Technologies"), and all license agreements or other contracts pursuant to which the Company has the right to use (in the manner used by the Company, or intended or necessary for use with the Company Technology) the Third Party Technologies (the "Third Party Licenses"), indicating, with respect to each of the Third Party Technologies listed therein, the owner thereof and the Third Party License applicable thereto. The Company has the lawful right to use (free of any material restriction not expressly set forth in the Third Party Licenses) (a) all Third Party Technology that is incorporated in or used in the development or production of the Company Technology and (b) all other Third Party Technology necessary for the conduct of the Company's business as now conducted and as proposed to be conducted in any written materials furnished by the Company to Parent. All Third Party Licenses are valid, binding and in full force and effect, the Company and, to the Company's knowledge, each other party thereto have performed in all material respects their obligations thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in material default thereunder, nor to the Company's knowledge has there occurred any event or circumstance that with notice or lapse of time or both would constitute a material default or event of material default on the part of the Company or, to the Company's knowledge, any other party thereto or give to any other party thereto the right to terminate or modify any Third Party License. The Company has not received written notice or to the Company's knowledge any other notice that any party to any Third Party License intends to cancel, terminate or refuse to renew (if renewable) such Third Party License or to exercise or decline to exercise any option or right thereunder.

     2.17.4  Trademarks

     Section 2.17.4 of the Schedule of Exceptions sets forth a list of all trademarks, trade names, brand names, service marks, logos or other identifiers for the Products or otherwise used by the Company in its business (the "Marks"). Except as set forth in Section 2.17.4 of the Schedule of Exceptions, the Company has full legal and beneficial ownership, free and clear of any Encumbrances other than Permitted Encumbrances, of all rights conferred by use of the Marks in connection with the Products or otherwise in the Company's business and, as to those Marks that have been registered in the United States Patent and Trademark Office, by federal registration of the Marks.

     2.17.5  Intellectual Property Rights

     Section 2.17.5 of the Schedule of Exceptions sets forth all patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) (collectively, the "IP Registrations") associated with the Company Technology and the Marks. Except as set forth in
Section 2.17.5 of the Schedule of Exceptions, the Company owns all right, title and interest, free and clear of any Encumbrances, in and to the IP Registrations, together with any other rights in or to any copyrights (registered or unregistered), rights in the Marks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in the Company Technology and the Marks (collectively, the "IP Rights").

     2.17.6  Maintenance of Rights

     The Company has not conducted its business, and has not used or enforced (or, to its knowledge, failed to use or enforce) the IP Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the IP Rights or the IP Registrations, and the Company has not taken (or, to its knowledge, failed to take) any action that would result in the forfeiture or relinquishment of any IP Rights or IP Registrations, in each case where such abandonment, cancellation, unenforceability, forfeiture or relinquishment has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 2.17.6 of the Schedule of Exceptions, the Company has not granted to any third party any rights or permissions to use any of the Technology or the IP Rights. To the best of the Company's knowledge, except pursuant to reasonably prudent safeguards, (a) no third party has received any confidential information relating to the Technology or the IP Rights and (b) the Company is not under any contractual or other obligation to disclose to any third party any Company Technology.

     2.17.7  Third Party Claims

     The Company has not received written notice or to the Company's knowledge any other notice or claim (whether written, oral or otherwise) challenging the Company's ownership or rights in the Company Technology or the IP Rights or claiming that any other person or entity has any legal or beneficial ownership with respect thereto. All the IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use, and the Company has not received any written notice, or to the Company's knowledge any other notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any of the IP Rights. To the Company's knowledge, no other person or entity is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of the Company Technology.

     2.17.8  Infringement by the Company

     The use of any of the Technology in the Company's business does not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto. The use of any of the Marks and other IP Rights in the Company's business does not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto. The Company has not received any written notice, or to the Company's knowledge any other kind of notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the Company, the Technology or the Marks or other IP Rights, or claiming that any other entity has any claim of infringement with respect thereto.

     2.17.9  Confidentiality

     The Company has not disclosed any source code regarding the Technology to any person or entity other than those persons or entities set forth on Section
2.17.9 of the Schedule of Exceptions, all of whom have entered into a written nondisclosure agreement with the Company. The Company has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the Technology. Neither the Company nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Technology. The Company has not deposited any source code relating to the Technology into any source code escrows or similar arrangements. If, as disclosed in Section 2.17.9 of the Schedule of Exceptions, the Company has deposited any source code to the Technology into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

     2.17.10  Domain Names

     Section 2.17.10 of the Schedule of Exceptions sets forth a list of all Internet domain names used by the Company in its business (collectively, the "Domain Names"). The Company has, and upon the Closing the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Company's business as it is currently conducted.

      2.17.11  Year 2000

      The Company Technology, and to the Company's knowledge the Third Party Technology that is incorporated in or used in the development or production of the Company Technology (the "Incorporated Third Party Technology") is Year 2000 Compliant. The Company's business, financial condition and results of operations will not be materially adversely affected by Year 2000 Compliance related issues. The term "Year 2000 Compliant" as used herein means that (i) each item of Company Technology, and, to the Company's knowledge, the Incorporated Third Party Technology, on dates on and after January 1, 2000 (the "Millennial Dates"), will calculate any information dependent on or relating to dates on or after January 1, 2000 in the same manner, and with the same functionality, data integrity and performance, as such Company Technology, and to the Company's knowledge, Incorporated Third Party Technology records, stores, processes, calculates and presents calendar dates on or before any Millennial Date, and (ii) the Millennial Dates will not adversely affect the operation of such Company Technology, and to the Company's knowledge, such Incorporated Third Party Technology, with respect to date-dependent data or computations, output, or other routines or functions.

      2.17.12  Indemnification

      Except pursuant to standard end user licenses, (true and correct copies of which have been provided to Parent or its counsel), the Company has not entered into any agreement or offered to indemnify any Person against any charge of infringement by the Technology or IP Rights, or any other intellectual property or right. The Company has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Technology or IP Rights.

      2.17.13  Restrictions on Intellectual Property

      To the knowledge of the Company, none of the Company's officers or employees has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than the Company.

2.18  Accounts Receivable

      All accounts receivable of the Company reflected in the Company Balance Sheet or existing at the time of Closing ("Accounts") represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due. The bad debt reserves and allowances reflected in the Company Balance Sheet are adequate. Except as set forth in
Section 2.18 of the Schedule of Exceptions, all Accounts existing and remaining unpaid at the time of Closing are expected to be collectible by the Surviving Corporation or Parent in the ordinary course of business consistent with past practice in 90 days or less.

2.19  Inventory

      All items in the inventory reflected in the Company Balance Sheet or as currently owned by the Company for use in the operation of the business (a) have been valued in accordance with GAAP and (b) are of a quality and quantity usable and salable in the ordinary course of business. All items of inventory of finished products meet the Company's current specifications and consist of items of a quality and quantity that are salable in the ordinary course of the business as currently conducted by the Company, and all inventories of raw materials, intermediates, work in process, supplies, parts and packaging and labeling materials consist of items of a quality and quantity that are usable in the ordinary course of the business as heretofore and currently conducted by the Company and appropriate for their intended use, including, where applicable, processing into inventories of finished products.

2.20  Corporate Books and Records

      The Company has furnished to Parent or its representatives for their examination copies that are true and complete in all material respects of (a) the Articles of Incorporation and Bylaws of the Company as currently in effect, including all amendments thereto, (b) the minute books of the Company, and (c) the stock issuance and transfer books of the Company and (d) the stock option and warrant records. Such minutes reflect all meetings of and actions by the Company's shareholders, Board of Directors and any committees thereof since the Company's inception, and such minutes accurately reflect in all material respects the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company, and the stock option and warrant records accurately reflect all grants of options and warrants, since the Company's inception.

2.21  Permits

      The Company has received all required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign (the "Permits"), the failure to obtain of which has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 2.21 of the Schedule of Exceptions contains a list of all Permits with expiration dates, if any. The Company is in compliance with the material terms of all Permits, and all Permits are valid and in full force and effect, and no proceeding is pending or, to the knowledge of the Company, threatened, the object of which is to revoke, limit or otherwise affect any Permit, all except as has not had or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received any notifications of any asserted failure to obtain any Permit or any past and unremedied failure to obtain any Permit.

2.22  Compliance With Laws

      The Company is and has at all times been in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees, orders and similar mandates applicable to the Company and its business, assets and employees, except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, including, without limitation, all such laws, rules, ordinances, decrees, orders or mandates relating to antitrust, consumer protection and privacy, intellectual property, unfair trade, false advertising, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, ordinances, decrees, orders or mandates.

2.23  Insurance

      The Company maintains commercially reasonable levels of (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry for companies of similar size and financial condition. All insurance policies of the Company are in full force and effect, all premiums with respect thereto due as of the date this representation is made have been paid, and no written notice or to the knowledge of the Company any other notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all requirements of law currently applicable to the Company and of all agreements to which the Company is a party (except as has not had and could not reasonably be expected to have a Company Material Adverse Effect), will remain in full force and effect through the respective expiration dates of such policies or binders and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to its assets or operations, nor has any insurance carrier to which it has applied for any such insurance or with which it has carried insurance limited its coverage.

2.24  Brokers or Finders

      Except as disclosed in Section 2.24 of the Schedule of Exemptions, the Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

2.25  Absence of Questionable Payments

      Neither the Company nor to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. The Company has reasonable financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor any current director or officer, nor to the Company's knowledge, any agent, employee or other Person acting on behalf of the Company has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and all foreign laws and regulations relating to prevention of corrupt practices and similar matters. The Company has not received any written notice, or to the knowledge of the Company any other notice, that any transaction was improper or unlawful within the meaning of this Section 2.25.

2.26  Bank Accounts

      Section 2.26 of the Schedule of Exceptions sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

2.27  Insider Interests

      Except as set forth in Section 2.27 of the Schedule of Exceptions, no shareholder, officer or director of the Company has any direct interest (other than as a shareholder of the Company) (a) in any Real Property, Personal Property, Technology or IP Rights used in or directly pertaining to the business of the Company, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations. Except as set forth in Section 2.27 of the Schedule of Exceptions, there are no agreements, understandings or proposed transactions between the Company and any of its officers and directors, shareholders, affiliates or to the Company's knowledge any affiliate thereof. The Company and its officers and directors and to the Company's knowledge, its employees, contractors, consultants or other representatives have no direct interest in any entity, including, without limitation, any corporation, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage; (ii) is a material supplier, customer or creditor; or (iii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the present or currently anticipated future conduct of the Company's business.

2.28  Compliance With Environmental Laws

      Neither the Company nor, to the Company's knowledge, any other Person (including, without limitation, any previous owner, lessee or sublessee) has treated, stored or disposed of any material amounts of petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on the Real Property, or any real property previously owned, leased, subleased or used by the Company in the operation of its business, in violation of any applicable foreign, federal, state or local statutes, regulations or ordinances, or common law, in each case as in existence at or prior to the Closing. To the Company's knowledge, there have been no releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on, at or from any assets or properties, including, without limitation, the Real Property, owned, leased, subleased or used by the Company in the operation of its business during the time such assets or properties were owned, leased, subleased or used by the Company (or, to the Company's knowledge, prior to such time), including, without limitation, any releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants in violation of any law.

2.29  Information Supplied by the Company

      The information supplied or to be supplied by the Company to its shareholders in connection with any written consent by or meeting of such shareholders, at the date on which such information was supplied prior to the time the Company's shareholders were requested to approve the Merger, taken as a whole did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that the Company makes no representations or warranties regarding information furnished by or related to Parent or Merger Sub.

2.30  Full Disclosure

      The information furnished by the Company to Parent or its representatives in connection with this Agreement (including, but not limited to, the Financial Statements and all information in the Schedule of Exceptions and the other Exhibits hereto) or the other Operative Documents, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

2.31  Operating Data

      The Company has delivered to Parent or its counsel certain of its operating data and certain performance data for its web site, including without limitation: number of hits, conversion rates (if applicable), performance information (including average download times per page, system resource usage per page), error rates and uptime and availability downloads, users, page views and click-through rates, all as set forth in Section 2.31 of the Schedule of Exceptions. Such data, taken as a whole, accurately and fairly present the operations of and other data related to the Company, taken as a whole, and the performance of its web site and does not contain any material misstatements or omissions of material facts.

2.32  Pooling Matters

      To its knowledge, the Company has not taken, directly or indirectly, and the Company has no knowledge that any other Person has taken, any actions involving any recapitalization or repurchase or redemption of any securities of the Company, or any grant or acceleration of any options to acquire securities of the Company, or any purchase or sale of securities of Parent, and to the Company's knowledge there have occurred no other events with respect to or involving the Company or its shareholders which, taken individually or together, would affect the ability of Parent to account for the Merger as a "pooling of interests" transaction in accordance with GAAP, and the Company is not aware of any facts which otherwise could prevent such accounting treatment. Section 2.32 of the Schedule of Exceptions contains a complete list of those persons who may be deemed to be, in the Company's reasonable judgment, affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act of the 1933, as amended (the "Securities Act").

               ARTICLE III - REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

     In order to induce the Company to enter into and perform this Agreement and the other Operative Documents, Parent and Merger Sub jointly and severally represent and warrant to the Company as of the date of this Agreement and as of the Closing as follows in this Article III:

3.1  Organization

     Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Merger Sub has all requisite corporate power and authority to own, operate and lease its respective properties and assets, to carry on its respective business as now conducted and as proposed to be conducted, to enter into and perform its obligations under this Agreement and the other applicable Operative Documents to which Parent or Merger Sub is a party, and to consummate the transactions contemplated hereby and thereby. Each of Parent and Merger Sub is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of properties occupied, owned or held under lease by Parent or Merger Sub, as applicable, or the nature of the business conducted by Parent or Merger Sub, as applicable, makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or other) or prospects of Parent and its subsidiaries taken as a whole (a "Parent Material Adverse Effect"); provided, however, that Parent Material Adverse Effect shall not include any change in general economic conditions, the trading price of Parent Common Stock or changes that affect the Company's industry generally. Each of Parent and Merger Sub has full corporate power and authority to execute, deliver and perform this Agreement and the other Operative Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby. Parent holds all the issued and outstanding shares of capital stock of Merger Sub of record and beneficially.

3.2  Enforceability

     Parent and Merger Sub each have full corporate power and authority to execute, deliver and perform their obligations under this Agreement and each of the other Operative Documents to which they are a party and each of the certificates, instruments and documents executed or delivered by them pursuant to the terms of this Agreement. All corporate action on the part of Parent and Merger Sub and their respective officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other applicable Operative Documents to which Parent or Merger Sub is a party, the consummation of the Merger and the performance of all their respective obligations under this Agreement and the other applicable Operative Documents to which Parent or Merger Sub is a party has been taken or will be taken prior to the Effective Time. All such corporate action by the Board of Directors of Parent has been taken. This Agreement has been, and each of the other Operative Documents to which Parent or Merger Sub is a party will have been at the Closing, duly executed and delivered by Parent or Merger Sub, as the case may be, and this Agreement is, and each of the other Operative Documents to which Parent or Merger Sub is a party will be at the Closing, a legal, valid and binding obligation of Parent or Merger Sub, as the case may be, enforceable against Parent or Merger Sub, as the case may be, in accordance with its terms.

3.3  Securities

     The Parent Common Stock to be issued pursuant to this Agreement has been, or will be prior to the Effective Time, duly authorized for issuance, and such Parent Common Stock, when issued and delivered to the Company's shareholders pursuant to this Agreement, shall be validly issued, fully paid and nonassessable and free and clear of all Encumbrances arising by or through Parent except as contemplated by this Agreement with respect to the Holdback Shares.

3.4  No Approvals or Notices Required; No Conflicts With Instruments

     The execution, delivery and performance of this Agreement and the other Operative Documents by Merger Sub and Parent, as applicable, and the consummation by them of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any statute, regulation, rule or other provision of law or any judgment, decree, order or other requirement of any court or other governmental authority applicable to Parent or Merger Sub; (b) require any consent, approval or authorization of any Person, except (i) compliance with applicable securities laws and (ii) the filing of all documents necessary to consummate the Merger with the California Secretary of State; (c) constitute a breach of or conflict with or result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Parent or Merger Sub is a party or by which it is bound or to which any assets of Parent or Merger Sub are subject; (d) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of Parent or Merger Sub.

3.5  Capitalization

     The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, of which 14,318,999 shares were issued and outstanding as of November 10, 1999, and 15,000,000 shares of preferred stock, none of which are issued or outstanding. As of September 30, 1999, other than (i) options to purchase up to 3,498,556 shares of Parent Common Stock that have been granted under Parent's stock option plans, (ii) warrants to purchase up to 11,666 shares of Parent Common Stock, and (iii) rights granted to employees of Parent or its subsidiaries under Parent's Employee Stock Purchase Plan, there are no outstanding rights of first refusal or offer, preemptive rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Parent of any shares of Parent Common Stock or any securities convertible into or exchangeable for shares of Parent Common Stock.

3.6  Full Disclosure

     The information furnished by Parent or Merger Sub in connection with this Agreement or the other Operative Documents, including information furnished for inclusion in the Company's Consent Solicitation together with the documents previously filed by Parent with the Securities and Exchange Commission ("SEC"), taken as a whole, as of the date of the respective document did not, and as of the date hereof do not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made, in light of the circumstances in which they were made, not misleading. Parent's Registration Statement on Form S-1, as declared effective by the (the SEC), and Parent's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1999 and September 30, 1999, and all other reports or registration statements filed by it under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in the form filed with the SEC (collectively, the "Parent SEC Reports"), as of the date filed, (a) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act and the Rules and Regulations thereunder, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments) and fairly present the financial position of Parent as and at the date thereof and the results of its operations and cash flows for the periods then ended. Since September 30, 1999, neither Parent nor any of its subsidiaries has incurred any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent, liquidated or unliquidated, known or unknown) except liabilities, obligations and contingencies (a) which are reflected in the consolidated balance sheet of Parent at September 30, 1999, or (b) which (i) were incurred in the ordinary course of business since September 30, 1999 and consistent with past practices, (ii) are disclosed in the Parent SEC Reports filed since September 30, 1999, (copies of which have been provided or will be provided to the Company within one business day of the date such report is filed) or (iii) would not individually or in the aggregate have a Material Adverse Effect on Parent. Since September 30, 1999, except as described in any Parent SEC Reports, (copies of which have been provided or will be provided to the Company within one business day of the date such report is filed), there has been no change in any of the significant accounting policies, practices or procedures of Parent except changes resulting from changes in accounting pronouncements of the Financial Accounting Standards Board or changes in applicable laws. Parent has timely filed all SEC Reports required to be filed by Parent.

3.7  Brokers or Finders

     Parent and Merger Sub have not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of Parent or Merger Sub, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby that would result in a claim against the Company or its shareholders.

3.8  Claims and Legal Proceedings

     There is no claim, action, suit, arbitration, criminal or civil investigation or proceeding pending or, to Parent's or Merger Sub's knowledge, threatened against or involving Parent or Merger Sub before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, that questions the validity of this Agreement or any action taken or to be taken by Parent pursuant to this Agreement or in connection with the transactions contemplated hereby.

3.9  Compliance with Laws

     Parent has complied with, is not in violation of, and has not received any written notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, except where the failure to comply will not have a Parent Material Adverse Effect.

3.10  No Material Adverse Event

     Since September 30, 1999, no event has occurred and no state of facts has developed or is continuing that has had or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, except for such events or facts that have been disclosed in filings made with the SEC.

             ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS OF
                           PARENT AND THE PURCHASER

     The obligations of Parent and Merger Sub to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by Parent:

4.1  Accuracy of Representations and Warranties

     The representations and warranties of the Company contained herein (including the Schedule of Exceptions and other Exhibits) and in the other Operative Documents shall have been true and correct when made and, except to the extent that such representations and warranties speak as of an earlier date, shall be true and correct in all material respects as of the Closing Date, as though made on that date.

4.2  Performance of Agreements

     The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by it at or prior to the Closing.

4.3  Opinion of Company Counsel

     Parent shall have received the opinion letter of Morrison & Foerster LLP, counsel for the Company, dated the Closing Date, substantially in the form of
Exhibit 4.3.

4.4  Compliance Certificate

     Parent shall have received a certificate of the President of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, certifying that the conditions to the obligations of Parent and Merger Sub in Sections 4.1, 4.2, 4.5, 4.6, 4.13, 4.14, 4.18 and 4.19 have been fulfilled.

4.5  Material Adverse Change

     Since the date of this Agreement and through the Closing, no event shall have occurred and no state of facts shall have developed or be continuing that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.6   Approvals and Consents

      All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby by the Company, or for the continued operation of the Company, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement or in the Schedule of Exceptions and required to be obtained by the Company, including without limitation any consents required under any of the Material Contracts in connection with the Merger, shall have been obtained or delivered and shall be satisfactory to Parent.

4.7   Proceedings and Documents; Secretary's Certificate

      Parent shall have received a certificate of the Secretary of the Company, in form and substance reasonably satisfactory to Parent, as to the authenticity and effectiveness of the actions of the Board of Directors and shareholders of the Company authorizing the Merger and the transactions contemplated by this Agreement and the other Operative Documents. Copies of the Company's Articles of Incorporation, certified by the California Secretary of State, and Bylaws, certified by the Secretary of the Company, shall be attached to such certificate.

4.8   Nonforeign Affidavit

      Parent shall have received from the Company, pursuant to Section 1445 of the Code, a Foreign Investment in Real Property Tax Act Affidavit substantially in the form of Exhibit 4.8.

4.9   Compliance With Laws

      All laws and regulations to which Parent or the Company is subject shall legally permit the consummation of the transactions contemplated by this Agreement and the other Operative Documents.

4.10  Legal Proceedings

      No order of any court or administrative agency shall be in effect that enjoins, restrains, materially conditions or prohibits consummation of this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding shall be pending that would enjoin, restrain, materially condition or prevent consummation of this Agreement or any other Operative Document.

[4.11 Intentionally deleted]

4.12  Affiliate Letters

      Parent shall have received Affiliate Letters substantially in the form of
Exhibit 4.12 from each of those Persons who were, on the date on which the requisite number of consents or votes has been obtained to approve the Merger, "affiliates" of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act, as amended, and who have not previously signed Affiliate and Voting Agreements as contemplated by Section 6.10, and the Affiliate and Voting Agreements contemplated by Section 6.10and executed as of the date of this Agreement by the shareholders of the Company who are affiliates shall be in full force and effect.

4.13  Termination of Certain Agreements

      Any and all rights of refusal, co-sale rights and registration rights for the benefit of the holders of Company Common Stock, Company Preferred Stock, Company Options, Company Warrants or other stock purchase rights, all as set forth in Exhibit 4.13, shall have terminated automatically in accordance with their terms or shall have been terminated effective at or prior to Closing.

4.14  Employee Agreements

      The employees of the Company listed on Exhibit 4.14(a) shall have entered into noncompetition agreement with Parent in substantially the form of Exhibit 4.14(b).

4.15  Shareholder Representation Letters

      Shareholders of the Company owning 90% or more of the Company's capital stock shall have executed a Shareholder Representation Letter in substantially the form attached hereto as Exhibit 4.15, addressing, among other issues, (i) securities law representations, (ii) share ownership, (iii) appointment of the Shareholder Representative (as defined in Section 8.6 below), (iv) waiver of rights relating to Company Common Stock and/or Company Preferred Stock, (v) waiver of dissenters' rights, (vi) agreement to be bound by the indemnification, pledge and holdback provisions of Section 1.7.1 and Article VIII of this Agreement, and a Shareholder Representative shall have been appointed and notice of such appointment provided to Parent as provided in the Shareholder Representation Letters.

4.16  Pooling of Interests

      Parent shall have received from its independent auditors an opinion in form and substance reasonably satisfactory to Parent that the Merger will qualify for "pooling of interests" treatment under applicable accounting standards.

4.17  Securities Law Exemption

      The issuance of the Parent Common Stock in the Merger shall be exempt from the registration and qualification requirements of federal and applicable state securities laws.

4.18  Shareholder Approval; Dissenters' Rights

      Holders of at least 93% of the outstanding voting securities of the Company shall have voted their shares in favor of the Merger, thereby waiving their dissenters' rights.

4.19 Company Shareholder Approval

     The shareholders of the Company shall have approved the Merger in accordance with California Law.

              ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS OF
                                  THE COMPANY

     The obligations of the Company to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Company.

5.1  Accuracy of Representations and Warranties

     The representations and warranties of Parent and Merger Sub contained herein and in the other Operative Documents shall have been true and correct when made and, except to the extent that such representations and warranties speak as of an earlier date, shall be true and correct in all material respects as of the Closing Date, as though made on that date.

5.2  Performance of Agreements

     Parent and Merger Sub shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by them at or prior to the Closing.

5.3  Opinion of Parent Counsel

     The Company shall have received the opinion letter of Perkins Coie LLP, counsel for Parent, dated the Closing Date, substantially in the form of Exhibit 5.3.

5.4  Compliance Certificate

     The Company shall have received a certificate of an officer of Parent, dated the Closing Date, substantially in form and substance reasonably satisfactory to the Company, certifying that the conditions to the obligations of the Company in Sections 5.1, 5.2, 5.6 and 5.7 have been fulfilled.

5.5  Legal Proceedings

     No order of any court or administrative agency shall be in effect that enjoins, restrains, materially conditions or prohibits consummation of this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding shall be pending which would enjoin, restrain, materially condition or prevent consummation of this Agreement or any other Operative Document.

5.6  Proceedings and Documents; Secretary's Certificate

     The Company shall have received a certificate of the Secretary of Parent, in form and substance reasonably satisfactory to the Company, as to the authenticity and effectiveness of the actions of the Board of Directors of Parent authorizing the Merger and the transactions contemplated by this Agreement and the other Operative Documents,

5.7  Material Adverse Change

     Since the date of this Agreement and through the Closing, no event shall have occurred and no state of facts shall have developed or be continuing that has had or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, except for such changes occurring as a direct result of the execution or announcement of this Agreement. Changes in the trading prices of Parent Common Stock shall not be deemed to have a Parent Material Adverse Effect under this Agreement.

5.8  Approvals and Consents

     All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby by shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

5.9  Compliance With Laws

     All laws and regulations to which Parent or the Company is subject shall legally permit the consummation of transactions contemplated by this Agreement and under the other Operative Documents.

5.10  Amendment of Registration Rights Agreement

      Holders of at least a majority of the Registrable Securities under Parent's Registration Rights Agreement shall have consented to the granting of registration rights to the Company's shareholders with respect to the shares of Parent Common Stock constituting the Net Merger Consideration as contemplated in
Section 6.9 below.

                             ARTICLE VI - COVENANTS

     The parties covenant and agree as follows in this Article VI.

6.1  Conduct of Business by the Company Pending the Merger

     Unless Parent shall otherwise agree in writing, the business of the Company shall be conducted in and only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in accordance with applicable law. The Company shall use commercially reasonable efforts to preserve intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with, and the goodwill of, customers, suppliers and other Persons with which the Company has significant business relations. By way of amplification and not limitation, except as otherwise contemplated by this Agreement, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

          (a) amend or otherwise change its Articles of Incorporation or Bylaws;

          (b) except for the issuance of shares of Company Common Stock or Company Preferred Stock upon the exercise or conversion of currently outstanding options, warrants or convertible notes, issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of (i) any shares of capital stock of any class of the Company, (ii) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, or (iii) any assets of the Company;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any of its capital stock;

          (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

          (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize any single capital expenditure which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $100,000 for the Company taken as a whole;
(v) enter into any agreement in which the obligation of the Company exceeds $25,000 or which shall not terminate or be subject to termination for convenience within 30 days following execution; (vi) license any Technology or IP Rights, except nonexclusive licenses to end users of the Company's products granted in the ordinary course of the Company's business, consistent with past practice; or (vii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

          (f) enter into or amend any employment, consulting or agency agreement, or increase the compensation payable or to become payable to its officers, employees, agents or consultants, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any Employee Benefit Plan, collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, benefit or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting methods, policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

          (h) take any action that would prevent Parent from being able to account for the Merger as a pooling of interests whether or not permitted by the provisions of this Article VI;

          (i) make any material Tax election or settle or compromise any Tax liability;

          (j) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

          (k) take any action that would or is reasonably likely to result in any of the representations or warranties of the Company set forth in this Agreement being untrue in any material respect, or in any covenant of the Company set forth in this Agreement being breached, or in any of the conditions to the Merger specified in Article IV not being satisfied;

          (l) take any action of the type covered in Section 2.7 above; or

          (m) agree to do any of the foregoing.

6.2  Access to Information; Confidentiality

     From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees and agents of the Company to, afford the officers, employees and agents of Parent access at all reasonable times and upon reasonable prior notice to the Company to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or agents, may reasonably request. From the date hereof until the Effective Time, the Company shall provide Parent with monthly and other financial statements of the Company as they become available internally at the Company, all of which financial statements shall fairly present the financial position and results of operations of the Company as of the dates and for the periods therein specified. No investigation or due diligence efforts of any party hereto (or such party's representatives) pursuant to this Section 6.2 or otherwise in connection with the transactions contemplated by this Agreement shall affect, or limit in any way such party's ability to rely on, any representation or warranty of the other parties in this Agreement or any condition to the obligations of the parties hereto. The parties shall continue to comply with and to perform their respective obligations under the Mutual Nondisclosure Agreement between Parent and the Company entered into as of November 2, 1999.

6.3  No Alternative Transactions

     The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent) conducted heretofore with respect to any Alternative Transaction (as defined below). Unless this Agreement shall have been terminated in accordance with its terms, the Company shall not, except to the extent required in the opinion of counsel in the exercise of fiduciary duties of the Board of Directors of the Company, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any Alternative Transaction, or participate in any negotiations regarding any Alternative Transaction, or furnish to any other Person any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person with regard to any Alternative Transaction; provided, however, that an acknowledgement only of an unsolicited inquiry by the Company to an inquiring party advising such party of the Company's obligations hereunder shall not be deemed to be a violation of this Section 6.3. The Company shall notify Parent promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill (e.g., agreement not to invest in or seek change of control of the Company) agreement to which the Company is a party. The term "Alternative Transaction" shall mean either (a) a transaction pursuant to which any Person other than Parent or an affiliate of Parent (a "Third Party") acquires or would acquire more than 25% of the capital stock of the Company either from the Company or its shareholders, (b) a merger or other business combination involving the Company pursuant to which any Third Party acquires or would acquire more than 25% of the equity ownership of the Company or the entity surviving such merger or other business combination, or (c) any other transaction pursuant to which any Third Party acquires control of all or a substantial amount of the assets or business of the Company.

6.4  Notification of Certain Matters

     Each party shall give prompt written notice to the other parties if (a) such party obtains knowledge that any representation or warranty by such party in this Agreement was inaccurate when made or will be inaccurate as of the Closing; (b) there occurs or fails to occur any event or state of facts that would be reasonably likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate as of the Closing Date; (c) such party fails to comply with, perform or satisfy any covenant, condition or agreement to be complied with, performed or satisfied by such party hereunder; or (d) there occurs or fails to occur any event or state of facts that would render any condition to the obligations of the other party to this Agreement reasonably incapable of being satisfied on or prior to the reasonably anticipated Closing Date or, if none, January 31, 2000; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise negatively affect the remedies available to the parties hereunder.

6.5  Further Action

     Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the other Operative Documents, each party to this Agreement shall use commercially reasonable efforts to promptly take all such action. After the Closing, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement or any other Operative Document, to vest in the Surviving Corporation full title to all properties, assets and rights of the Company and to effect the issuance of the Parent Common Stock to the shareholders of the Company pursuant to the terms and conditions hereof.

6.6  Nasdaq Listing

     Parent agrees to authorize for listing on the Nasdaq National Market the shares of Parent Common Stock constituting the Merger Consideration, and the shares of Parent Common Stock required to be reserved for issuance upon exercise of Options and Warrants assumed in connection with the Merger, by filing with the Nasdaq National Market a Notification of Listing of Additional Shares (or such other form as may be required by the Nasdaq National Market) as soon as reasonably practicable after the Closing or otherwise in accordance with the rules and regulations of the Nasdaq National Market.

6.7  Publicity

     No party hereto shall issue any press release or otherwise make any public statements to any third party with respect to this Agreement or the transactions contemplated hereby other than the issuance by Parent of a press release announcing this Agreement and the transactions contemplated hereby or as required by law. Prior to such issuance, Parent will provide a draft of the press release to the Company, consult with the Company regarding the content of the press release and obtain the Company's reasonable approval to such press release.

6.8  Form S-8

     Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to the Company Options as soon as is reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any the Company Options remain outstanding.

6.9  Registration Rights

     From and after the Closing, the shareholders of the Company as of the Closing will be granted the piggyback registration rights under Section 3 of Parent's Registration Rights Agreement, as amended, and the Form S-3 registration rights under Section 15 of such agreement, and shall be deemed as of Closing to be parties to such Registration Rights Agreement as necessary for them to enforce such rights and with respect to the obligations, limitations and restrictions imposed on the holders of registration rights thereunder. In furtherance and not in limitation of the foregoing, Parent shall file and shall use commercially reasonable efforts to cause a registration statement covering the sale or other proposed disposition of the shares of Parent Common Stock issued in the Merger (including Holdback Shares still in Escrow) to be declared effective on or promptly after July 1, 2000 pursuant to the terms of such Registration Rights Agreement, as amended, but without regard to any minimum requirement as to the value or number of securities to be so registered. In addition, should Parent grant, in any acquisition of an operating business during the period ending on the date the registration statement referenced in the previous sentence becomes effective, registration rights to the recipients of securities of Parent in such acquisition, which registration rights are more favorable to such recipients than the registration rights granted to the shareholders of the Company ("Future Acquisition Registration Rights"), then the shareholders of the Company shall be entitled to registration rights that are substantially equivalent to the Future Acquisition Registration Rights.

6.10  Company Shareholders Meeting; Affiliate and Voting Agreements

      The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to provide notice of solicit the consent or convene a meeting of its shareholders (the "Company Shareholders Meeting") within the shortest time permitted by law after the date hereof to consider and vote upon the Merger. The Board of Directors of the Company, in connection with its approval of this Agreement, has resolved to recommend and declare advisable such approval, and the Company shall as promptly as possible take all lawful action to solicit, and use all reasonable efforts to obtain, such approval. Pursuant to the terms of the Affiliate and Voting Agreements in the form attached hereto as Exhibit 6.10 (the "Affiliate and Voting Agreement") and dated the date of this Agreement,

Affiliates who are shareholders of the Company each have agreed to vote all shares of Company Common Stock owned by them or over which they have voting control, or to execute or cause to be executed consents, to grant their approval of the Merger and this Agreement.

6.11  Proxy and Information Statement

      The Company and Parent will, as promptly as practicable, prepare and distribute to the Company's shareholders a Consent Solicitation Statement that will constitute a consent in connection with the vote of the Company's shareholders with respect to the Merger and an information statement for purposes of providing disclosure to such shareholders concerning Parent and its securities (the "Consent Solicitation"). The Company and Parent will use all reasonable efforts to cause the Consent Solicitation to be distributed to the shareholders of the Company at the earliest practicable date. If at any time prior to the Effective Time any event relating to or affecting the Company or Parent shall occur as a result of which it is necessary, in the opinion of counsel for the Company or of counsel for Parent, to supplement or amend the Consent Solicitation in order to make such document not misleading in light of the circumstances existing at the time approval of the shareholders of the Company is sought, the Company and Parent will forthwith prepare and distribute an amendment or supplement so that such document, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.12  Exculpation for Director Liability

      Merger Sub shall, and Merger Sub shall cause the Surviving Corporation to, keep in effect provisions of the Articles of Incorporation and Bylaws of the Company providing for exculpation of director liability and indemnification of directors, officers and agents of the Company to the fullest extent permitted under California Law, which provisions shall not be amended except as required by applicable law. Merger Sub shall, and Merger Sub shall cause the Surviving Corporation to, keep in effect and cause compliance with the terms and conditions of the indemnification agreements, if any between the Company and each of its directors and officers in effect as of the date of this Agreement.

                ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

7.1  Termination

     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

          (a) by mutual written consent of the Company and Parent;

          (b) by either the Company or Parent, if the Merger has not been consummated by January 31, 2000; provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Parent, Merger Sub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (c) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

          (d) by the Company, in the event of a material breach by Parent of any representation or warranty, which breach constitutes a Parent Material Adverse Effect, or any agreement contained herein that has not been cured or is not curable within 15 days after notice of such material breach or if any condition to the obligations of the Company pursuant to Article V becomes incapable of being satisfied on or before January 31, 2000; or

          (e) by Parent, in the event of a material breach by the Company of any representation or warranty, which breach constitutes a Company Material Adverse Effect, or any agreement contained herein that has not been cured or is not curable within 15 days after notice of such material breach or if any condition of the obligations of Parent pursuant to Article IV becomes incapable of being satisfied on or before January 31, 2000.

7.2  Effect of Termination

     In the event of the termination of this Agreement pursuant to Section 7.1 hereof, there shall be no further obligation on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful breach hereof.

7.3  Amendment

     This Agreement may be amended only in writing signed by each of the parties hereto and after approval of this Agreement by the Shareholders, by the Shareholder Representative.

7.4  Waiver

     At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

7.5  Company Termination Fee

     The Company shall pay to Parent a cash fee (the "Company Fee") in the event that (a) this Agreement is terminated by Parent pursuant to Section 7.1(e) above and (b) the Company enters into an agreement relating to, or consummates, an Alternative Transaction (as defined in Section 6.3 above) either prior to the date such termination occurs or within one year thereafter. The Company Fee shall be an amount equal to five percent (5%) of the product of the Total Merger Consideration times the higher of (i) the Closing Average on the date of this Agreement or (ii) the Closing Average on the date that this Agreement is terminated. The Company Fee shall be payable no later than the earliest of (x) five days after Parent notifies the Company of termination of this Agreement and
(y) the date on which the Company enters into a definitive agreement relating to an Alternative Transaction.

7.6  Parent Termination Fee

     Parent shall pay to the Company a cash fee (the "Parent Fee") in the event that this Agreement is terminated by the Company pursuant to Section 7.1(d). The Parent Fee shall be an amount equal to five percent (5%) of the product of the Total Merger Consideration times the higher of (i) the Closing Average on the date of this Agreement or (ii) the Closing Average on the date that this Agreement is terminated by Parent. The Parent Fee shall be payable no later than five days after the Company notifies Parent of termination of this Agreement.

                  ARTICLE VIII - SURVIVAL AND INDEMNIFICATION

8.1  Survival

     All representations and warranties contained in this Agreement or in the other Operative Documents or in any certificate delivered pursuant hereto or thereto shall survive the Closing until the first anniversary of the Effective Time (the "Survival Period"); provided, however, that the representations and warranties of the Company set forth in Section 2.6 above shall survive until the earlier of (a) the first anniversary of the Effective Time and (b) the date on which Parent completes and publicly releases audited financial statements of combined operations of the Company and Parent, and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto. The covenants and agreements contained in this Agreement or in the other Operative Documents shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

8.2  Indemnification By Shareholders

     Subject to the limitations set forth in this Article VIII, from and after the Closing, the shareholders of the Company as of the Effective Time (the "Shareholders") jointly and severally (as to the indemnified parties identified herein, but severally and not jointly as among such Shareholders) shall indemnify and hold Parent, its officers, directors and affiliates (as "affiliate" is defined in Rule 12b-2 of the Exchange Act) (the "Parent Indemnified Parties") harmless from and against, and shall reimburse the Indemnified Parties for, any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, Taxes, costs or expenses (including, but not limited to, any reasonable legal or accounting fees or expenses) ("Losses") arising out of (a) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by the Company in this Agreement, together with the Schedule of Exceptions as delivered upon execution of this Agreement, or in any other Operative Document; (b) any failure by the Company or such Shareholder to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any other Operative Document; or
(c) the amount by which the Company's aggregate fees and expenses incurred in connection with this Agreement and paid by Parent or the Surviving Corporation, the Operative Documents and the transactions contemplated hereby and thereby exceed $900,000 (the "Company Expenses").

8.3  Indemnification By Parent or the Surviving Corporation

     Parent shall indemnify and hold the Shareholders (the "Shareholder Indemnified Parties" and, together with the Parent Indemnified Parties, the "Indemnified Parties") harmless from and against, and shall reimburse the Shareholder Indemnified Parties for, any and all Losses arising out of or in connection with (a) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by Parent or Merger Sub in this Agreement or in any Operative Document or (b) any failure by Parent or Merger Sub to perform or comply, in whole or in part, with any covenant or agreement in this Agreement in or any Operative Document.

8.4  Deductible and Limitations

     (a) Except for Losses based on fraud, until the date upon which a registration statement covering the sale or other proposed disposition of the shares of Parent Common Stock (including the Holdback Shares) is declared effective under the Securities Act of 1933, as amended, or the Company Expenses, the Indemnified Parties shall be not be entitled to receive any indemnification payment with respect to any claims for indemnification under this Article VIII ("Claims") until the aggregate Losses for which such Indemnified Parties would be otherwise entitled to receive indemnification exceed $100,000 (the "Deductible") and only to the extent such Losses exceed $100,000.

     (b) Except for Losses based on fraud (with respect to which there shall be no limitation of liability until the date upon which a registration statement covering the sale or other proposed disposition of the shares of Parent Common Stock (including the Holdback Shares) is declared effective under the Securities Act of 1933, as amended), the aggregate liability of the Shareholder pursuant to this Article VIII shall be limited to the Holdback Shares of such Shareholder.

     (c) An indemnifying party shall not be obligated to defend and hold harmless an Indemnified Party, or otherwise be liable to such party, with respect to any claims made by the Indemnified Party after the expiration of the Survival Period or other applicable time limitation described in Section 8.1, except that indemnity may be sought after the expiration of the Survival Period or other applicable time limitation if a Claim Notice (as defined in Section 8.5(a)) shall have been delivered to the Shareholder Representative (as defined in Section 8.6 below) prior to the expiration of such time period.

     (d) The indemnification obligations of the Shareholders under this Article VIII shall be satisfied by forfeiture to Parent of the Holdback Shares, in accordance with the provisions of this Article VIII. The number of Holdback Shares to be forfeited to Parent in payment of any Claims shall be determined by dividing (x) the aggregate dollar amount of such Claims by (y) the closing average of Parent Common Stock as of the Closing Date. The aggregate value of Claims paid by means of the forfeiture to Parent of Holdback Shares shall be deemed to reduce the Net Merger Consideration otherwise payable to the Shareholders of the Company pursuant to Section 1.7 of this Agreement. Any such claims shall be deemed to reduce the Holdback Shares, pro rata, with respect to each Shareholder, as determined by reference to the number of shares of Parent Common Stock that such shareholder is entitled to receive in the Merger as compared to all other Shareholders.

     (e) Payments by an indemnifying party pursuant to this Article VIII shall be (i) limited to the amount of any Losses after deducting therefrom any Tax benefit to the Indemnified Party or any affiliate thereof; and (ii) increased to take account of any Tax cost incurred by the Indemnified Party arising from receipt or accrual of indemnity payments (grossed up for such increase). For purposes of this Section 8.3(e), a Tax benefit or Tax cost will be considered to be recognized by the Indemnified Party or any Affiliate in the tax period in which an actual Tax benefit or Tax cost occurs, and the amount of the Tax benefit or Tax cost shall be determined by using the actual tax rates applicable to the Indemnified Party and its affiliates, on a with and without basis after any deductions, credits, allowances or other tax attributes reportable with respect to a payment hereunder. At such time as an Indemnified Party makes a request for indemnification, the Indemnified Party shall provide the indemnifying party with a detailed schedule of the tax benefits and the incurrence of the indemnified liability. The schedule shall set forth the amounts and anticipated tax years to which the tax benefits or costs will be recognized (based on the current experience and internal financial projections of the Indemnified Party) and, based on current federal and state tax rates, the resulting estimated tax benefits or detriments. The present value of the estimated tax benefits and detriments then shall be determined by discounting each year's estimated benefit or detriment using a discount rate equal to the current prime lending rate as published on the date of payment in the Wall Street Journal. The indemnity payment shall be increased or decreased so that the net after-tax present value of the payment equals the net after-tax loss to the Indemnified Party. Any indemnity payments made pursuant to this Article VIII will be treated as an adjustment to the purchase price for Tax purposes.

8.5  Procedure for Indemnification

     (a) An Indemnified Party shall give written notice (the "Claim Notice") of any Claim for indemnification under this Article VIII to the Escrow Agent and the indemnifying parties reasonably promptly after the assertion against an Indemnified Party of any claim by a third party (a "Third Party Claim") or, if such Claim is not in respect of a Third Party Claim, reasonably promptly after the discovery of facts on which the Indemnified Party intends to base a Claim for indemnification pursuant to
Article VIII; provided, however, that the failure or delay to so notify the Escrow Agent and the indemnifying parties shall not relieve the indemnifying parties of any obligation or liability that the indemnifying parties may have to the Indemnified Party except to the extent, and only to the extent, that the indemnifying parties demonstrate that the indemnifying parties' ability to defend or resolve such Claim is materially adversely affected thereby. Any such Claim Notice shall describe the facts and circumstances on which the asserted Claim for indemnification is based (to the extent then known by the Indemnified Party) and shall specify how such Indemnified Party intends to recover such funds pursuant to this Agreement and the basis for the determination of the amount which the Indemnified Party intends to recover. Notwithstanding the foregoing, any Claim Notice submitted by Parent Indemnified Parties or Parent as indemnifying party to the Shareholder Representative shall be deemed to have been delivered to the Shareholder Indemnified Parties or the Shareholders as indemnifying parties upon delivering of such Claim Notice to the Shareholder Representative.

     (b) If, within 30 days of the effective date under this Agreement of a Claim Notice, the indemnifying party contests in writing to the Indemnified Party and the Escrow Agent that Losses identified in such Claim Notice constitute indemnifiable Claims (the "Contest Notice"), then the Indemnified Party and the indemnifying parties, acting in good faith, shall attempt to reach agreement with respect to the contested portions of such Claims. Unless a Claim is contested within such 30-day period (meaning the Contest Notice is effective on or prior to the 30th day after the effective date of the Claim Notice to which such Contest Notice relates), the Indemnified Party shall, subject to the other terms of this Article VIII, be paid the amount of the Losses related to such Claim or the uncontested portion thereof. The indemnifying parties shall not object to any Claim unless (i) they believe in good faith that the Indemnified Party is not entitled to be indemnified with respect to the Losses specified therein, or (ii) they lack sufficient information to assess the validity or amount of the Claim. If the indemnifying parties object to a Claim on the basis that they lack sufficient information, they shall promptly request from the Indemnified Party any additional information reasonably necessary for them to assess such Claim and the Indemnified Party shall, to the extent the Indemnified Party reasonably can, provide additional information reasonably requested. Upon receipt of such additional information, the indemnifying parties shall review it as soon as reasonably practicable and notify the Indemnified Party of any withdrawal or modification of the objection. If the Indemnified Party and the indemnifying parties are unable to reach agreement with respect to any contested Claims within 45 days of the delivery of the Contest Notice, the matter shall be settled by binding arbitration in Seattle, Washington as set forth below. All claims shall be settled in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). The indemnifying parties and the Indemnified Party shall each designate one arbitrator within 15 days after the termination of such 45-day period. The indemnifying parties and the Indemnified Party shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within 70 days of delivery of the Contest Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the indemnifying parties or the Indemnified Party fails to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. All of the fees and expenses of the arbitrators shall be paid in accordance with the determination of the arbitrators based on the outcome of the dispute, with any portion thereof that is payable by the Shareholders being paid by Parent and reimbursed from the Holdback Shares in the same manner as other Claims. The indemnifying parties and the Indemnified Party shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 30 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether the Indemnified Party is entitled to be indemnified for the contested Claim, or the contested portion thereof, pursuant to the applicable terms of this Agreement. The final decision of the majority of the arbitrators shall be furnished to the indemnifying parties and the Indemnified Party in writing and shall constitute the conclusive determination of the issue in question binding upon the indemnifying parties, the Shareholders, and the Indemnified Party, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' decision.

     (c) (i) Subject to the rights of or duties to any insurer or other third party having potential liability therefor, the indemnifying parties shall have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the indemnifying party's sole expense, in which case the provisions of Section 8.5(c)(ii) shall govern; provided, however, that, notwithstanding the foregoing, Parent or the Shareholder Representative may elect to assume the defense and handle any such Third Party Claim by providing notice to the other party stating the basis for such election if it determines in good faith that the resolution of such Third Party Claim could result in a material adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of Parent or the Shareholders, as applicable, in which case the provisions of Section 8.5(d)(ii) hereof shall govern.

          (ii) The indemnifying parties shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense or handling of such Third Party Claim, and the indemnifying parties shall defend or handle the same in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The indemnifying parties shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim, unless (A) the settlement provides an unconditional release and discharge of the Indemnified Party and (B) the Indemnified Party shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could reasonably result in an adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of the Indemnified Party. The Indemnified Party shall cooperate with the indemnifying parties and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

     (d) (i) If (A) the indemnifying parties do not give written notice to the Indemnified Party pursuant to Section 8.5(c)(i) within 30 days after the effective date of the notice from the Indemnified Party of any Third Party Claim of the indemnifying party's election to assume the defense or handling of such Third Party Claim or (B) Parent or the Shareholder Representative elects to assume the defense or handling of the Third Party Claim pursuant to Section 8.5(c)(ii), the provisions of Section 8.5(d)(ii) shall govern.

          (ii) The Indemnified Party may, at the indemnifying party's expense (which shall be paid from time to time by the indemnifying parties as such expenses are incurred by the Indemnified Party), select counsel reasonably acceptable to the indemnifying party in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the indemnifying parties timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the indemnifying parties, which consent shall not be unreasonably withheld, unless the settlement provides an unconditional release and discharge of the indemnifying parties. If the Indemnified Party defends or handles such Third Party Claim, the indemnifying parties shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

8.6  Remedies; Specific Performance

     The indemnification provisions of this Article VIII are the sole and exclusive remedy of any party to this Agreement for a breach of any representation, warranty or covenant contained herein. Notwithstanding the preceding sentence, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

8.7  Shareholder Representative

     The term "Shareholder Representative" shall mean the Person appointed by the Shareholders pursuant to the Shareholder Representation Letters referred to in Section 4.15 above or pursuant to the Merger, or any successor thereto of which the Surviving Corporation and Parent are notified in writing. The Shareholder Representatives shall have authority to act for and on behalf of all Shareholders with respect to all matters arising in connection with this Agreement, including, without limitation, the power and authority, in their sole discretion, to: (a) take any action contemplated to be taken by the Shareholder Representative under this Article VIII; (b) negotiate, determine, defend and settle any Third Party Claim and any dispute which may arise under or in connection with this Agreement; and (c) make, execute, acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and to generally do any and all things and to take any and all actions which may be requisite, proper or advisable in connection with this Agreement.

8.8  No Circular Recovery

     No Shareholder will be entitled to make any claim for indemnification against the Surviving Corporation or any of its Affiliates by reason of the fact that such Shareholder (or any of his, her or its officers, directors, agents or other representatives) was a controlling person, director, officer, employee, agent or other representative of the Company or of any of its Affiliates or was serving as such for another Person at the request of the Company or any of its shareholders or Affiliates (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, charter, by-law, contractual obligation or otherwise) with respect to any action brought by Parent or the Surviving Corporation against such Shareholder or the Shareholders generally (whether such action is pursuant to this Agreement, applicable law, or otherwise).

                              ARTICLE IX - GENERAL

9.1  Tax Matters

     (a) Each of Parent, Merger Sub and the Company hereby represent, warrant and covenant that it shall use its best efforts to cause the Merger to qualify, and will not (whether before or after consummation of the Merger) take any actions that could prevent the Merger from qualifying, as a "reorganization" under the provisions of Section 1.368 of the Code.

     (b) Except where otherwise required by law, the parties shall not take a position on any tax returns inconsistent with the treatment of the Merger for tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code and Parent and Merger Sub will comply with the record keeping and information filing requirements of
Section 1.368-3 of the Treasury Regulations in accordance therewith; provided, however, that neither Parent nor Merger Sub makes any representation or warranty with respect to any Tax consequences to the Company or its shareholders arising under this Agreement.

9.2  Expenses

     Upon consummation of the transaction contemplated hereby, Parent shall pay all fees and expenses of Parent, Merger Sub and the Company incident to the negotiation, preparation and execution of this Agreement and the other Operative Documents (including legal and accounting fees and expenses); provided however that the Company Expenses paid by Parent or the Surviving Corporation shall constitute Losses of Parent and shall not be subject to the Deductible; provided, further, that, should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action.

9.3  Notices

     Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

     To Parent or Merger Sub:

          Primus Knowledge Solutions, Inc
          1601 Fifth Avenue, Suite 1900
          Seattle, WA  98101
          Fax: (206) 292-1825
          Attention:  Michael A. Brochu

     with a copy to:

          Perkins Coie LLP
          1201 Third Avenue, 48th Floor
          Seattle, WA  98101-3099
          Fax: (206) 583-8500
          Attention:  Gregory Gorder
                      Daniel F. Vaughn

     To:

          Imparto Software Corporation
          2300 Geng Road, Suuite 200
          Palo Alto, CA  94303
          Fax: (650) 493-2203
          Attention:  Daniel N. Rudolph

     with a copy to:

          Morrison & Foerster LLP
          5200 Republic Plaza
          370 17th Street
          Denver, Colorado  80202-5638
          Fax:  (303) 592-1510
          Attention:  Warren L. Troupe

9.4  Severability

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.5  Entire Agreement

     This Agreement, the Mutual Nondisclosure Agreement and the other Operative Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

9.6  Assignment

     This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Merger Sub's rights and obligations may be assigned to and assumed by Parent or any other corporation wholly owned by Parent.

9.7  Parties in Interest

     Except as set forth in Section 9.13, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8  Governing Law; Jurisdiction; Venue

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington applicable to contracts executed in and to be performed in that state. The parties irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in King County, Washington and Santa Clara County, California in connection with any action relating to this Agreement.

9.9  Counterparts

     This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.10  Waiver of Jury Trial

      Each of Parent, the Company and Merger Sub hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof.

9.11  Schedule of Exceptions

      The Schedule of Exceptions shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article II.
The information disclosed in any numbered or lettered part shall be deemed to be disclosed and incorporated in any other numbered or lettered part provided that such disclosure is cross-referenced elsewhere as applicable or unless it is apparent from the express disclosure made that an exception is being made to such representation or warranty.

9.12  Knowledge

      Whenever the term to the "knowledge of the Company" or similar phrase, is used in this Agreement, such phrase shall mean the actual knowledge of the Company's directors and executive officers and knowledge that could have been obtained by the Company's executive officers with respect to those matters that would cause a reasonable person, in a similar position, to investigate the matter further and that could have been obtained from such investigation without undue effort.

9.13  Third Party Beneficiaries

      It is the intention of the parties that the Shareholders be considered third party beneficiaries of the terms and provisions contained in this Agreement, including but not limited to the rights, obligations and agreements contained in Article I herein. Further, such Shareholders shall have a vested right to enforce the provisions of Article I hereof upon compliance with the terms and provisions contained in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement and Plan of Merger as of the date and year first above written.

                              PRIMUS KNOWLEDGE SOLUTIONS, INC.


                              By /s/ Michael A. Brochu
                                 -------------------------------
                              Its
                                 -------------------------------

                              SAN ANTONIO ACQUISITION, INC.


                              By /s/ Michael A. Brochu
                                 -------------------------------
                              Its
                                 -------------------------------

                              IMPARTO SOFTWARE CORPORATION


                              By /s/ Daniel N. Rudolph
                                 -------------------------------
                              Its
                                 -------------------------------